AMENDED OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING LIMITED PARTNERSHIP UNITS
OF
REEVES TELECOM LIMITED PARTNERSHIP
AND
ALL UNEXCHANGED SHARES OF COMMON STOCK
OF
REEVES TELECOM CORPORATION
(THE PARTNERSHIP’S PREDECESSOR)
BY
REEVES TELECOM ACQUISITION CORP.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN DAYLIGHT TIME, ON FRIDAY, SEPTEMBER 8, 2006, UNLESS THE OFFER IS EXTENDED.

Reeves Telecom Acquisition Corp. (“RTAC”) is offering to purchase:

•
Any and all outstanding limited partnership units (the “Units”) of Reeves Telecom Limited Partnership, a South Carolina limited partnership (the “Partnership”), at a purchase price of $1.50 per Unit, and

•
Any and all shares of common stock (the “Shares”) of Reeves Telecom Corporation (the “Corporation”), the predecessor of the Partnership, which have not been exchanged for Units on a 1-for-1 basis pursuant to the terms of the Corporation’s 1979 plan of liquidation, as amended, at a purchase price of $1.50 per Share, in each case, net to the seller in cash and without interest (the “Purchase Price”), upon the terms and subject to the conditions set forth in this amended offer to purchase (the “Amended Offer to Purchase”) and the related amended Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”).

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF UNITS OR SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 6.

John S. Grace is the President and sole shareholder of RTAC. Mr. Grace is also, under the rules of the Securities and Exchange Commission (the “SEC”), making this Offer, and he and RTAC are together referred to herein as the “Offerors;” however, only RTAC will purchase Units and Shares in this Offer. The general partner of the Partnership is Grace Property Management, Inc., all of the shares of which are held in trust for the benefit of Mr. Grace. Therefore, the Offerors are “affiliates,” as that term is defined in the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of the Partnership and its general partner.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISISON, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISISON PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Neither the Units nor the Shares are listed on any securities exchange. The Units are traded over-the-counter only sporadically. The last trade over-the-counter of which the Offerors are aware was at $1.60 per Unit on July 13, 2006. See Section 7.

Questions and requests for assistance, and requests for additional copies of this Amended Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery, or any document incorporated herein by reference, may be directed to the Information Agent at the following telephone numbers:

MELLON INVESTOR SERVICES LLC
Toll Free Number (within the U.S., Canada or Puerto Rico) : 1-877-870-8964
Outside the U.S.: 1-201-680-6654 (Collect)

IMPORTANT

If you wish to tender all or any part of your Units or Shares in this Offer, you should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, and deliver the Letter of Transmittal together with the certificates representing tendered Units or Shares and all other required documents to Mellon Investor Services LLC, the depositary for the Offer (the “Depositary”), or tender such Units or Shares pursuant to the procedure for book-entry transfer set forth in Section 3, or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the tender for you. If your Units or Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such person if you desire to tender your Units or Shares.

Only Units and Shares properly tendered and not properly withdrawn will be purchased, upon the terms and subject to the conditions of the Offer. Units and Shares not properly tendered in the Offer will be returned to the tendering holders at RTAC’s expense promptly after the expiration of the Offer. See Sections 1 and 3.

If you wish to tender Units and/or Shares and your certificates therefor are not immediately available, or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the expiration of the Offer, your tender may be effected by following the procedures for guaranteed delivery set forth in Section 3.

Each of the Offerors and the Partnership’s general partner believe that the Offer is unfair from a financial point of view to unaffiliated holders of Units and/or Shares. Nevertheless, holders of Units and/or Shares may wish to tender some or all of their Units and/or Shares in the Offer to obtain liquidity for some or all of their holdings without the usual transaction costs associated with open market sales. You should read carefully the information in this Amended Offer to Purchase and the related Letter of Transmittal, including the Offerors’ reasons for making the Offer.

The Offer is not being made to (nor will any tender of Units or Shares be accepted from or on behalf of) holders of Units or Shares in any jurisdiction in which the making of the Offer or the acceptance of any tender of Units or Shares therein would not be in compliance with the laws of such jurisdiction. However, the Offerors may, at their discretion, take such action as they may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Units and Shares in such jurisdiction.

IF YOU HAVE ALREADY TENDERED YOUR UNITS OR SHARES AND YOU CONTINUE TO DESIRE TO TENDER YOUR UNITS OR SHARES IN THIS OFFER, YOU DO NOT HAVE TO TAKE ANY ACTION AT THIS TIME.

August 25, 2006

SUMMARY TERM SHEET

This summary term sheet is provided for your convenience. It highlights the most material information in this document pertaining to the terms of the Offer, but you should understand that it does not describe all of the details of the Offer to the same extent described in this document. You are urged to read the entire document and the related Letter of Transmittal because they contain the full details of the Offer. References to the sections of this document where you will find a more complete discussion are included in this summary term sheet.

WHO IS OFFERING TO PURCHASE THE UNITS AND SHARES?

Reeves Telecom Acquisition Corp. is offering to purchase the limited partnership Units of Reeves Telecom Limited Partnership and the shares of common stock of Reeves Telecom Corporation, the Partnership’s predecessor, that have not been exchanged for Units on a 1-for-1 basis pursuant to the Corporation’s 1979 plan of liquidation. RTAC is wholly-owned by John S. Grace, who is also its President. Mr. Grace and RTAC are affiliates of the Partnership and its general partner. Mr. Grace is, under the rules of the Securities and Exchange Commission, making this Offer along with RTAC by reason of his control of RTAC; however, only RTAC will purchase Units and Shares in this Offer. RTAC has had limited business activity, serving primarily as a holding company for certain of Mr. Grace’s investments.

WHAT WILL BE THE PURCHASE PRICE? WHAT WILL BE THE FORM OF PAYMENT?

RTAC will pay $1.50 per Unit to holders whose Units are purchased in this Offer, and $1.50 per Share to holders whose Shares are purchased in this Offer. In each case, the Purchase Price will be paid in cash promptly after the expiration of the Offer. Under no circumstances will interest be paid on the Purchase Price, even if there is a delay in making payment. See Section 1.

HOW MANY UNITS AND SHARES ARE OUTSTANDING?

As of June 30, 2006, there were 1,744,533 Units issued and outstanding and 67,029 Shares which have not been exchanged for Units. If all such Shares had been exchanged, at such date there would have been 1,811,562 Units issued and outstanding. See Section 1.

HOW MANY UNITS AND SHARES WILL WE PURCHASE?

We will purchase any and all Units and Shares validly tendered in this Offer which are not withdrawn prior to the expiration date. In addition, if we elect to initiate a subsequent offering period following the expiration of this Offer, we will purchase for cash any and all Units and Shares that we receive during the subsequent offering period at the same price of $1.50 net per Unit and $1.50 net per Share. This Offer is not conditioned on any minimum number of Units or Shares being tendered. See Sections 6 and 13.

HOW WILL WE PAY FOR THE UNITS AND SHARES?

A total of 1,697,273 Units and 67,029 Shares are held by persons other than the Offerors and the Partnership’s general partner. Assuming all such Units and Shares are purchased in this Offer at the Purchase Price of $1.50 per Unit and $1.50 per Share, respectively, $2,646,453 will be required to purchase all of such Units and Shares. RTAC has sufficient liquid capital for purposes of purchasing the Units and Shares and payment of related expenses. This Offer is not conditioned upon the receipt of financing. See Sections 6 and 8.

i

HOW LONG DO I HAVE TO TENDER MY UNITS AND/OR SHARES? WHEN DOES THE OFFER EXPIRE?

You may tender your Units and/or Shares until this Offer expires. This Offer will expire on Friday, September 8, 2006, at 5:00 p.m., Eastern Daylight Time, unless we extend it. See Section 1. If a bank, broker or other fiduciary holds your Units and/or Shares, it is likely that they will impose an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact your broker, bank or other fiduciary to find out their deadline. We may choose to extend this Offer for any reason, subject to applicable laws. There may also be a subsequent offering period, although there can be no assurance that we will initiate a subsequent offering period. See Section 13.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

We will issue a press release by 9:00 a.m., Eastern Daylight Time, on the business day after the previously scheduled expiration date if we decide to extend this Offer. See Section 13.

WHAT IF I HAVE ALREADY TENDERED MY UNITS AND/OR SHARES UNDER THE OFFER?

You do not have to take any action regarding any Units and/or Shares previously validly tendered and not withdrawn if you continue to desire to tender your Units and/or Shares. If the Offer is completed, these Units and Shares will be accepted for payment and you will receive the Purchase Price of $1.50 net per Unit and $1.50 net per Share, in cash, unless you withdraw your Units and/or Shares prior to the expiration date of the Offer.

ARE THERE ANY CONDITIONS TO THE OFFER?

Yes. RTAC’s obligation to accept and pay for your tendered Units and/or Shares depends upon a number of conditions, including:

•	No legal action shall be pending, or shall have been threatened or taken, that might adversely affect this Offer.

•	No commencement or escalation of a war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism.

•
No significant decrease in the value of the Units or Shares or in the price of equity securities generally and no adverse changes in the U.S. stock markets or credit markets shall have occurred during this Offer.

•
No one shall have proposed, announced or made a tender or exchange offer for more than 5% of the Units and Shares (other than this Offer and the tender offer by certain affiliates of MacKenzie described below), merger, business combination or other similar transaction involving the Partnership.

•
No one (including certain groups) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding Units and Shares (other than anyone who publicly disclosed such ownership in a filing with the SEC prior to June 14, 2006 and other than certain affiliates of MacKenzie described below). In addition, no new group shall have been formed which beneficially owns more than 5% of the outstanding Units and Shares, other than certain affiliates of MacKenzie described below. Finally, no one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire the Partnership or its securities.

•	No change in the Partnership’s general partner, whether by replacing or removing the current general partner or by adding a general partner.

•
No material adverse change in the Partnership’s business, condition (financial or otherwise), assets, income, operations, prospects, treatment for tax purposes, or ownership of Units or Shares shall have occurred during this Offer.

•	No material adverse change in the Offerors, such as the death or disability of Mr. Grace.

However, we may waive, in whole or in part, any of these conditions. See Section 6.

HOW DO I TENDER MY UNITS AND/OR SHARES?

To tender your Units and/or Shares, before the Offer expires:

•
You must deliver your certificates for Units and/or Shares and a properly completed and executed Letter of Transmittal to the Depositary at one of the addresses set forth on the back cover of this Amended Offer to Purchase;

•	The Depositary must receive a confirmation of receipt of your Units and/or Shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal; or

•	You must comply with the guaranteed delivery procedures described in Section 3.

To tender Units and/or Shares held for your benefit through a broker, bank or other fiduciary, you will need to follow the instructions you receive from that institution. It is likely that your bank, broker or other fiduciary holding your Units and/or Shares will impose a deadline prior to the expiration date of the Offer for you to act to instruct them to accept the Offer on your behalf. We urge you to contact your broker, bank or other fiduciary to find out their deadline. See Section 3.

ONCE I HAVE TENDERED UNITS AND/OR SHARES IN THIS OFFER, CAN I WITHDRAW MY TENDER?

Yes. You may withdraw any Units and/or Shares you have tendered at any time before 5:00 p.m., Eastern Daylight Time, on Friday, September 8, 2006, unless we extend this Offer, in which case you may withdraw tendered Units and/or Shares until this Offer, as so extended, expires. If we elect to initiate a subsequent offering period following the expiration of the Offer, no Units or Shares received by us during the subsequent offering period may be withdrawn. See Sections 4 and 13.

HOW DO I WITHDRAW UNITS AND/OR SHARES I PREVIOUSLY TENDERED?

You must deliver, on a timely basis, a written, telegraphic or facsimile notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover page of this document. Your notice of withdrawal must include the number of Units and/or Shares to be withdrawn and the name of the registered holder of those Units and/or Shares. In addition, your signature on the notice may have to be guaranteed. See Section 4. If Units and/or Shares are held for your benefit through a broker, bank or other fiduciary, you will need to follow the procedures for that institution. It is likely that your bank, broker or other fiduciary holding your Units and/or Shares will impose a deadline prior to the expiration date of the Offer for you to act to instruct them to withdraw Units and/or Shares previously tendered on your behalf. We urge you to contact your broker, bank or other fiduciary to find out their deadline and procedures.

WHEN WILL I BE PAID FOR THE UNITS AND/OR SHARES I TENDER?

RTAC will pay the Purchase Price, net to you in cash, without interest, promptly after the expiration of this Offer and the acceptance of the Units and/or Shares for payment. See Section 5.

WILL I HAVE TO PAY BROKERAGE COMMISSIONS, A STOCK TRANSFER TAX, OR ANY OTHER COST IF I TENDER MY UNITS AND/OR SHARES?

If you are a registered holder of Units and/or Shares and you tender your Units and/or Shares directly to us, you will not have to pay or incur any brokerage commissions on the Units and/or Shares tendered and purchased by us under this Offer. See Section 2. If you instruct us in the Letter of Transmittal to make the payment for the Units and/or Shares to the registered holder, you will not incur any stock transfer tax on the Units and/or Shares tendered and purchased under this Offer. See Section 5. If you hold Units and/or Shares through a broker, bank or other fiduciary, including a discount broker, you may be required by such institution to pay them a service fee or other charge.

WHY IS THE OFFER BEING MADE FOR SHARES OF REEVES TELECOM CORPORATION?

The Corporation ceased to exist over 25 years ago, having been liquidated pursuant to a 1979 plan of liquidation, as amended. Pursuant to the plan of liquidation, each Share was exchanged for one limited partnership unit of the Partnership. As of June 30, 2006, holders of 67,029 Shares have not submitted their Share certificates for exchange. Nevertheless, since the Corporation’s liquidation, the Partnership has treated holders of certificates for Shares exactly as if the holders had exchanged their Share certificates for Units. If you hold certificates for Shares which you have not exchanged for Units and you wish to tender the unexchanged Shares in this Offer, you should surrender your Share certificates and complete the Letter of Transmittal in exactly the same way as if you held and wished to tender Units. See Section 1. All the terms of this Offer apply equally to holders of certificates for Shares. If you hold both Units and Shares, and wish to tender some or all of your Units and some or all of your Shares, simply add together the number of Units and Shares that you wish to tender, and enter that number in the appropriate box in the Letter of Transmittal.

WHOM CAN I TALK TO IF I HAVE QUESTIONS?

Mellon Investor Services LLC is serving as the Information Agent for the Offer. If you have any questions concerning the Offer, you may contact the Information Agent at the telephone numbers and addresses set forth below and on the back cover of this document.

Via Telephone:
Toll Free Number (within the U.S., Canada or Puerto Rico): 1-877-870-8964
Outside the U.S.: 1-201-680-6654 (Collect)

By Mail: Mellon Investor Services LLC Attn: Reorganization Department P.O. Box 3448 South Hackensack, NJ 07606	By Overnight Courier: Mellon Investor Services LLC Attn: Reorganization Department 480 Washington Boulevard Mail Drop - Reorg Jersey City, NJ 07310	By Hand: Mellon Investor Services LLC Attn: Reorganization Department 120 Broadway, 13th Floor New York, NY 10271

SPECIAL FACTORS

In considering whether to tender your Units and/or Shares in this Offer, we strongly urge that you consider the special factors summarized below. This summary is provided for your convenience, but you should understand that it does not describe all of the details of the special factors to the same extent described in this document. You are urged to read the entire document. References to the sections of this document where you will find a more complete discussion are included in this summary of special factors.

WHY ARE WE MAKING THIS OFFER?

On April 26, 2006, certain affiliates of MacKenzie Patterson Fuller, LP (“MacKenzie”) made an unsolicited tender offer for all the Units of the Partnership at a price of $0.50 per Unit, as described below (the “MacKenzie Offer”). Each of the Offerors believes that a price of $0.50 per Unit undervalues the Units significantly. Therefore, we commenced this Offer on June 14, 2006 to provide Unit holders an opportunity to sell any or all of their Units at a price substantially higher than $0.50 per Unit and without the usual transaction costs associated with open market sales. However, neither of the Offerors represents or believes that a price of $1.50 per Unit is the fair market value or liquidation value of the Units. We expect to earn a profit upon the eventual sale of the Units, through distributions by the Partnership and/or upon the sale or liquidation of the Partnership. See Section 2. The MacKenzie Offer, as extended, expired on June 16, 2006.

HOW WAS THE PURCHASE PRICE DETERMINED?

Each of the Offerors considered a number of factors in setting the Purchase Price, but we set the Purchase Price based primarily upon the $0.50 per Unit offer price in the MacKenzie Offer, which price each of the Offers and the Partnership’s general partner believes undervalues the Units significantly. Among the other factors we considered were the lack of a public market for the Units or Shares, the amount of cash and short-term Treasuries held by the Partnership, the Partnership’s real estate assets and their appraised value, the lack of distributions by the Partnership, a possible sale of a material amount of the Partnership’s land, and the potential unrecorded liabilities that the Partnership may face. We have not obtained an opinion from an independent third party to support our Purchase Price. See Section 7.

IS THE OFFER FAIR TO HOLDERS OF UNITS AND/OR SHARES WHO ARE NOT AFFILIATED WITH THE OFFERORS?

Each of the Partnership and its general partner, and each of the Offerors believe that the Offer is unfair from a financial point of view to holders of Units and/or Shares who are not affiliated with the Offerors. In making their determination, each of the Partnership and its general partner, and each of the Offerors considered various factors, including the following:

•
Cash and Short-term Treasuries; Total Liabilities: On June 30, 2006, the Partnership held $1,806,652 in cash and U.S. Treasury bills having a maturity of three months or less, and had $1,982,167 invested in U.S. Treasury securities with a maturity of more than three months but less than two years, together equivalent to $2.09 per Unit. On June 30, 2006, the Partnership had total liabilities of $114,582, equivalent to $0.06 per Unit.

•
Appraised Value of the Partnership’s Land:  The Partnership obtained from Robert C. Cantwell and Associates an independent MAI appraisal report dated February 22, 2006 valuing the Partnership’s real estate assets located in Boiling Spring Lakes, North Carolina at December 31, 2005. Such assets comprise substantially all of the assets of the Partnership on such date other than cash, U.S. Treasury securities, and a promissory note relating to the sale in 2001 of the assets of the golf course and country club in Boiling Spring Lakes. The appraisal values the appraised assets at $6,900,000, equivalent to $3.81 per Unit.

v

•
Potential Sale of a Portion of the Partnership’s Real Estate Assets: On May 26, 2006, the general partner of the Partnership announced that it was in discussions with a development group for the sale of approximately 180 acres, or 22% of the Partnership’s remaining land in Boiling Spring Lakes, North Carolina, for total consideration of $6 million, equivalent to $3.31 per Unit.

•	Book Value: On June 30, 2006, the Partnership’s capital or net book value was $4,278.071, equivalent to $2.36 per Unit.

Neither the Partnership nor its general partner, nor either of the Offerors, has sought, obtained, or plan to seek or obtain an opinion from an independent third party, such as an investment bank or appraisal firm, as to the fairness from a financial point of view of the Offer to any unaffiliated holder or holders of Units and/or Shares.

Notwithstanding the foregoing, unaffiliated holders of Units and/or Shares may find it advantageous to tender some or all of their Units and/or Shares in this Offer to obtain liquidity for some or all of their Units and/or Shares at a price substantially higher than that offered in the MacKenzie Offer and without the usual transaction costs associated with open market sales. See Section 7.

WHO REPRESENTED THE INTERESTS OF HOLDERS OF UNITS AND/OR SHARES UNAFFILIATED WITH THE OFFERORS IN CONNECTION WITH THE OFFER?

No independent representative was retained to represent the interests of holders of Units and/or Shares who are unaffiliated with the Offerors. Neither the Partnership nor its general partner is offering to purchase Units or Shares in this Offer; therefore, no approval of any board or other governance group of the Partnership or its general partner was sought or obtained in connection with the Offer. See Section 7.

WAS AN INDEPENDENT VALUATION OF UNITS OR SHARES OBTAINED IN CONNECTION WITH THIS OFFER?

Neither the Partnership nor its general partner, nor either of the Offerors, has sought or obtained an independent valuation of the Units or Shares in connection with the Offer. See Section 7.

WHAT ARE THE RECENT MARKET PRICES OF THE UNITS AND SHARES? HOW DOES THE PURCHASE PRICE COMPARE TO THE RECENT MARKET PRICES OF THE UNITS AND SHARES?

There is not an active market for the Units or Shares. Neither the Units nor the Shares are listed on any national securities exchange. Quotations on the NASDAQ computerized over-the-counter quotation system and other over-the-counter markets have been virtually non-existent. Since June 14, 2006, however, the Units have been quoted, albeit sporadically, in the over-the-counter market. On July 28, 2006, the Units were quoted at $1.70 per Unit “bid” with no “asked,” meaning that on that date a “market maker” was willing to buy a limited number of Units at $1.70 per Unit but that no “market maker” indicated a price per Unit at which they were willing to sell Units. Transactions involving Units have occurred only sporadically in the over-the-counter market. The last transaction of which the Partnership is aware occurred on July 13, 2006 at $1.60 per Unit. See Section 7.

Since there is no active market for the Units, it is difficult to accurately determine the current value of the Units. See Section 7. The Corporation ceased to exist over 25 years ago; therefore, the Shares have value only insofar as certificates representing Shares are exchangeable into Units on a 1-for-1 basis pursuant to the Corporation’s plan of liquidation.

HOW DOES THE PURCHASE PRICE COMPARE TO THE LONG-TERM VALUE OF THE UNITS AND SHARES?

The long-term value of Units may be significantly greater than the Purchase Price of $1.50 per Unit. See Section 7. The Corporation ceased to exist over 25 years ago; therefore, the Shares have value only insofar as certificates representing Shares are exchangeable into Units on a 1-for-1 basis pursuant to the Corporation’s plan of liquidation.

WHAT ALTERNATIVES TO THE OFFER WERE CONSIDERED?

Each of the following alternatives to the Offer were considered:

•	An offer by the Partnership to purchase Units and Shares in a self-tender offer.

•	Purchase of Units in the open market by the Partnership or by the Offerors.

•	A cash distribution by the Partnership to holders of Units and Shares from the Partnership’s current cash position.

•	A partial liquidation of the Partnership’s assets and distribution of the proceeds to the holders of Units and Shares.

•	A sale of the Partnership or a complete liquidation of the Partnership’s assets and distribution of the proceeds to the holders of Units and Shares.

•	Taking no action during or after the expiration of the MacKenzie Offer

Each of the alternatives were ultimately rejected due to the cost and/or length of time involved to achieve, or the uncertainty of achieving, the desired result, or because it would have been an imprudent use of the Partnership’s cash in view of the potential obligations that the Partnership may face. Taking no action was rejected due to each of the Offerors’ belief that the purchase price of $0.50 per Unit in the MacKenzie Offer undervalued the Units and Shares significantly and taking no action would not have provided holders with an alternative means of achieving liquidity for any or all of their Units and Shares at a price higher than the purchase price in the MacKenzie Offer. See Section 7.

ARE THERE OTHER FACTORS THAT HOLDERS OF UNITS AND/OR SHARES SHOULD CONSIDER IN CONNECTION WITH THE OFFER?

Before tendering Units and/or Shares, holders of Units and/or Shares should consider what they might otherwise receive upon a sale of the Units and/or Shares to another party in a subsequent tender offer or otherwise or in distributions during the life of the Partnership or upon its sale or liquidation. The amount that each holder of Units and/or Shares might receive in such a situation could be significantly higher than $1.50 per Unit and $1.50 per Share or lower than $1.50 per Unit and $1.50 per Share. They should also consider, among other matters, the tax consequences of tendering their Units and/or Shares, the conditions to the Offer, that the Partnership may not continue as a publicly-reporting company, the business prospects of the Partnership, and other factors specific to their financial position. See Sections 7 and 12.

FOLLOWING THIS OFFER, WILL THE PARTNERSHIP CONTINUE AS A PUBLIC COMPANY?

The Partnership is a reporting company under Section 12(g) of the Exchange Act because the Units are held by a sufficient number of holders. That means that the Partnership must file annual, quarterly and other reports with the SEC, which reports are publicly available. If, as a result of this Offer, the number of registered holders of Units is reduced to below 300, then the Partnership may elect to suspend its reporting obligations and reports concerning the Partnership will no longer be publicly available. In such an event, the Partnership will cease to be a “public company.” If, after this Offer, the Partnership still has 300 or more registered holders of Units, the Partnership must continue filing reports with the SEC until such time as the Partnership is liquidated or the Partnership’s reporting obligations are suspended pursuant to applicable laws. However, even if the Partnership continues to file reports with the SEC, we believe that no public market for Units or Shares will develop. In any event, the Partnership will continue to send to registered holders of Units and Shares annual tax and financial information. See Section 2.

WHAT ARE THE CONSEQUENCES OF TENDERING UNITS AND/OR SHARES?

Holders who tender their Units and/or Shares will receive the Purchase Price but will give up the opportunity to participate in any future benefits from the ownership of Units (including Units issued in exchange for previously unexchanged Shares), including potential future distributions by the Partnership. The Purchase Price may be significantly less than the total amount of distributions which might otherwise be received by Unit holders with respect to their Units over the remaining term of the Partnership or upon its sale or liquidation. Holders who tender their Units or Shares also will give up the opportunity to sell their holdings at a price higher than $1.50 per Unit or $1.50 per Share in the event that any party commences a tender offer at such higher price. See Sections 2 and 7.

WHAT WILL HAPPEN IF I DO NOT TENDER MY UNITS AND/OR SHARES?

Upon the completion of this Offer, non-tendering Unit holders will remain Unit holders entitled to all the same rights, privileges and obligations that they had prior to this Offer, and non-tendering holders of Shares will continue to have the right to exchange their Shares for Units on a 1-for-1 basis. The Offerors and the Partnership’s general partner do not expect to change the operations of the Partnership as a result of the Offer. See Section 2.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY UNITS AND/OR SHARES?

Generally, you will be subject to U.S. federal income taxation when you receive cash in exchange for the Units and/or Shares you tender. The receipt of cash for your tendered Units and/or Shares will be treated as a sale or exchange that may be eligible for capital gains treatment. All holders of Units and/or Shares are urged to consult their tax advisors regarding the application of U.S. federal income tax, income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Section 12.

WHY ARE WE EXTENDING THE TENDER OFFER AND AMENDING THE OFFER TO PURCHASE?

On June 14, 2006, the same date that we commenced this Offer, Peachtree Partners, an Arizona partnership (“Peachtree”) that is not affiliated with the Partnership or us, commenced a tender offer (the “Peachtree Offer”) to purchase up to 4.9% of the outstanding Units (including Units they already own) at a cash purchase price of $2.00 per Unit, less an administrative fee of $50.00 per investor and less any distributions paid after June 14, 2006, on the terms and subject to the conditions set forth in an offer to purchase dated June 14, 2006 (the “Peachtree Offer to Purchase”). The Peachtree Offer was scheduled to expire on August 11, 2006, and neither the Partnership nor its general partner, nor either of the Offerors is aware of any extension of the Peachtree Offer. The Peachtree Offer to Purchase states that the Peachtree Offer also applies to the Shares. We are amending this Offer to extend the period of time in which holders of Units or Shares may tender their Units or Shares under this Offer so that Units or Shares tendered to but not purchased by Peachtree under the Peachtree Offer may be tendered under this Offer. In addition, the original Offer to Purchase is being amended and supplemented to provide additional disclosure regarding, among other things, that John S. Grace is, under the rules of the SEC, making this Offer along with RTAC; that we may elect to initiate a subsequent offering period following the expiration of this Offer; the factors we considered in determining the Purchase Price and whether the transaction is fair from a financial point of view to unaffiliated holders of Units or Shares; and the conditions of the Offer. See Sections 6, 7, and 13.

THE OFFER

SECTION 1. GENERAL.

This Amended Offer to Purchase supersedes the original Offer to Purchase dated June 14, 2006.

Upon the terms and subject to the conditions of this Offer, RTAC will purchase any and all Units and Shares which are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled expiration date of this Offer, at a Purchase Price of $1.50 per Unit and $1.50 per Share, respectively, in each case, net to the seller in cash, without interest.

The term “expiration date” means 5:00 p.m., Eastern Daylight Time, on September 8, 2006, unless and until the Offerors, in their sole discretion, shall have extended the period of time during which this Offer will remain open, in which event the term “expiration date” shall refer to the latest time and date at which this Offer, as so extended by the Offerors, shall expire. See Section 13 for a description of the Offerors’ right to extend, delay, terminate or amend the Offer. Withdrawal rights expire on the expiration date.

If (1)(a) the Offerors increase or decrease the Purchase Price to be paid for Units and Shares or (b) the Offerors decrease the number of Units and Shares being sought, and (2) this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of any increase or decrease is first published, sent or given in the manner specified in Section 13, this Offer will be extended until the expiration of ten business days from the date that notice of any such increase or decrease is first published. For the purposes of this Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, Eastern Daylight Time.

This Offer is not conditioned on any minimum number of Units or Shares being tendered. This Offer is, however, subject to other conditions. See Section 6.

Only Units and Shares properly tendered and not properly withdrawn will be purchased, upon the terms and subject to the conditions of this Offer. All Units and Shares tendered and not purchased under this Offer will be returned to the tendering holders at RTAC’s expense promptly after the expiration date. See Section 3.

The number of Units and/or Shares that RTAC will purchase from a holder under this Offer may affect the U.S. federal income tax consequences to that holder and, therefore, may be relevant to that holder’s decision whether or not to tender Units and/or Shares. See Section 12.

This Amended Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Units and Shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on the Partnership’s holder list or, if applicable, that are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Units and Shares.

SECTION 2. BACKGROUND OF THE OFFER; PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS AND PROPOSALS.

Background of the Offer. On April 26, 2006, MPF-NY 2005, LLC; SCM Special Fund, LLC; MPF Flagship Fund 10, LLC; and MPF DeWaay Premier Fund 3, LLC, affiliates of MacKenzie, announced the MacKenzie Offer to purchase all Units outstanding at a purchase price equal to $0.50 per Unit, in cash, without interest, upon the terms and subject to the conditions set forth in an offer to purchase dated April 26, 2006 and in the related letter of transmittal.

Purpose of the Offer. The Offer is being made in response to the MacKenzie Offer. The Offerors would not have commenced this Offer had no unsolicited tender offer for any and all Units, or a substantial number of Units, been commenced by an unaffiliated third party, such as the MacKenzie Offer.

John S. Grace, the sole shareholder and President of RTAC and one of the Offerors, has been affiliated with the Partnership since its inception. Each of the Offerors and the Partnership’s general partner believe that the value of the Units and Shares is greater than the price offered by MacKenzie in the MacKenzie Offer but that, in the absence of a liquid market for Units or Shares, the value of Units and Shares is difficult to determine. The Offerors and the Partnership’s general partner recognize that, among other factors:

•	There is not, and never has been, an active market for the Units;

•
Even if a holder could effect a sale of his or her Units or Shares in the over-the-counter market, the usual transaction costs associated with open market sales would likely represent a substantial portion of the gross sales proceeds in any such transaction;

•	The Partnership’s limited partnership agreement does not give to holders of Units the right to redeem Units;

•	Through 2002, the Partnership’s results of operations and financial condition were such as to effectively preclude any distribution to partners;

•
Since 2002, the Partnership has been profitable and has accumulated cash and investments in Treasury securities totaling, in the aggregate, approximately $3,600,000 more than the Partnership’s total recorded liabilities; however, the Partnership continues to face unrecorded potential liabilities relating to future assessments for installation of water and sewer service that, in the aggregate, could be substantial, and the Partnership’s general partner believes that, until such time as the amount and timing of any such future assessments can be determined or estimated, it would not be prudent for the Partnership to make a distribution to partners; and

•
A sale of the Partnership or a complete liquidation of the Partnership’s assets, involving a bulk sale of all or substantially all of the real estate assets of the Partnership for cash, is extremely difficult to achieve.

After considering the above described factors, among others, and the alternatives described in Section 7, the Offerors commenced this Offer at the Purchase Price of $1.50 per Unit and $1.50 per Share to provide holders of Units and Shares with a more favorable opportunity than was provided by the MacKenzie Offer to liquidate some or all of their Units and Shares if they so elect. See Section 7.

The MacKenzie Offer, as extended, expired on Friday, June 16, 2006. MacKenzie subsequently reported that MPF Flagship Fund 10, LLC purchased 56,802 Units pursuant to the MacKenzie Offer at $0.50 per Unit.

On June 14, 2006, the same date that the Offerors commenced this Offer, Peachtree Partners, an Arizona partnership (“Peachtree”) that is not affiliated with the Partnership or the Offerors, commenced a tender offer (the “Peachtree Offer”) to purchase up to 4.9% of the outstanding Units (including Units they already own) at a cash purchase price of $2.00 per Unit, less an administrative fee of $50.00 per investor and less any distributions paid after June 14, 2006, on the terms and subject to the conditions set forth in an offer to purchase dated June 14, 2006 (the “Peachtree Offer to Purchase”). The Peachtree Offer was scheduled to expire on August 11, 2006, and neither the Partnership nor its general partner, nor either of the Offerors is aware of any extension of the Peachtree Offer. The Peachtree Offer to Purchase states that the Peachtree Offer also applies to the Shares. The Offerors are amending this Offer to extend the period of time in which holders of Units or Shares may tender their Units or Shares under this Offer so that Units or Shares tendered to but not purchased by Peachtree under the Peachtree Offer may be tendered under this Offer. In addition, the original Offer to Purchase is being amended and supplemented to provide additional disclosure regarding, among other things, that John S. Grace is, under the rules of the SEC, making this Offer along with RTAC; that the Offerors may elect to initiate a subsequent offering period following the expiration of this Offer; the factors the Offerors considered in determining the Purchase Price and whether the transaction is fair from a financial point of view to unaffiliated holders of Units or Shares; and the conditions of the Offer. See Sections 6, 7, and 13.

Each of the Offerors believe that the Units and Shares have a long-term value significantly greater than $1.50 per Unit and $1.50 per Share, respectively, and the Offerors expect to realize a significant profit from distributions and/or upon the eventual sale of the Units and Shares at a price greater than the Purchase Price or the sale or liquidation of the Partnership with proceeds to holders of Units and Shares greater than the Purchase Price. However, there can be no assurance that the Partnership will have available funds for the payment of distributions or that it will declare such distributions. The general partner, which is an affiliate of the Offerors, has no present plans to pay any distributions. Further, there can be no assurance that the proceeds upon any sale of the Units and Shares or the sale or liquidation of the Partnership will exceed $1.50 per Unit or $1.50 per Share, or when any such sale or liquidation may occur. See Section 7 for a more complete discussion of the Purchase Price.

Because each of the Offerors is an affiliate of the Partnership and its general partner, there exist certain conflicts of interest between the Offerors, on the one hand, and unaffiliated holders of Units and/or Shares, on the other. See Section 7. Unaffiliated holders of Units and/or Shares should carefully evaluate all information in this Amended Offer to Purchase, should consult their own investment and tax advisors, and should make their own decision about whether to tender Units and/or Shares, and, if so, how many Units and/or Shares to tender.

The Offerors are not aware of whether any other persons intend to tender Units and/or Shares in this Offer except as follows: The Grace Grandchildren’s Trust, which owns 109,173 Units, and the Lorraine Q-TIP Trust, which owns 131,730 Units, will not tender their Units in the Offer. Both the Grace Grandchildren’s Trust and the Lorraine Q-TIP Trust are trusts established for the benefit of members of the family of Oliver R. Grace, the deceased father of John S. Grace. The Offerors disclaim any beneficial interest in, or investment or voting authority over, the Units owned by such trusts. Grace Property Management, Inc. will not tender 25,100 Units owned by it. In addition, John S. Grace owns 22,160 Units.

Certain Effects of the Offer. Holders who tender their Units and/or Shares will receive the Purchase Price but will give up the opportunity to participate in any future benefits from the ownership of Units (including Units issued in exchange for previously unexchanged Shares), including potential future distributions by the Partnership. The Purchase Price may be significantly less than the total amount of distributions which might otherwise be received by Unit holders with respect to their Units over the remaining term of the Partnership or upon its sale or liquidation. Holders who tender their Units or Shares also will give up the opportunity to sell their holdings at a price higher than $1.50 per Unit or $1.50 per Share in the event that any party commences a tender offer at such higher price or otherwise, although there is currently no active market for the Units or Shares and none is expected to develop.

If the Offerors succeed in purchasing a significant number of Units and Shares in the Offer, third parties may be less likely to make a third party tender offer to acquire any Units and/or Shares at a price that may or may not exceed $1.50 per Unit and $1.50 per Share.

The Units are registered under the Exchange Act, which requires, among other things, that the Partnership file reports with the SEC and comply with the SEC’s proxy rules in connection with meetings of Unit holders. If the Offerors succeed in purchasing Units from enough holders to reduce the number of registered Unit holders to below 300, then the general partner may elect to have the Partnership’s reporting obligations suspended pursuant to applicable laws. In such an event, the Partnership will cease to be a “public company.” If, after this Offer, the Partnership still has 300 or more registered Unit holders, the Partnership must continue filing reports with the SEC. In such an event, the same information as is currently available concerning the Partnership will remain publicly available until such time as the Partnership is liquidated or the Partnership’s reporting obligations are suspended or otherwise eliminated pursuant to applicable laws. However, even if the Partnership continues to file reports with the SEC, the Offerors believe that no public market for Units or Shares will ever develop. See Section 6.

Plans and Proposals. The Offerors have no present plans to take any action, or cause the Partnership’s general partner to take any action, to change the Partnership’s business plan described in its Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC on March 31, 2006.

Except as disclosed herein, or as may occur in the ordinary course of its business, the Offerors have no plans to take any action, or cause the general partner to take any action, that relates to or would result in any of the following:

•	an extraordinary transaction, such as a merger, reorganization, sale or liquidation, involving the Partnership;

•	a purchase, sale or transfer of a material amount of the Partnership’s assets, except as described in Section 7;

•	any material change in the Partnership’s present distribution rate or policy, indebtedness or capitalization;

•	any change in the Partnership’s present general partner;

•	any other material change in the Partnership’s structure or business;

•	the acquisition by any person of additional Units and/or Shares, or the sale of Units by the Partnership; or

•	any changes in the Partnership’s partnership agreement that could impede the acquisition of control of the Partnership.

The Offerors reserve the right to change their plans and intentions at any time, as they deems appropriate.

SECTION 3. PROCEDURES FOR TENDERING UNITS AND SHARES.

Proper Tender of Units and Shares. For Units and Shares to be tendered properly under this Offer, on or before the expiration date, either:

•
the certificates representing Units and Shares, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of the addresses set forth on the back cover page of this Amended Offer to Purchase; or

•	the tendering holder must comply with either the book-entry delivery or guaranteed delivery procedures described below.

If a broker, bank or other fiduciary holds your Units and/or Shares, it is likely that they will impose an earlier deadline for you to act to instruct them to accept the Offer on your behalf. The Offerors urge you to promptly contact your broker, bank or other fiduciary to find out about their applicable deadline.

Book-Entry Transfer.  The Depositary has established an account with respect to the Units and Shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer. Any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of Units and/or Shares by causing the Book-Entry Transfer Facility to transfer such Units and/or Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although you may cause delivery of Units and/or Shares to be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Amended Offer to Purchase prior to the expiration date in order for you to complete a valid tender of your Units and/or Shares by book-entry, or you must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Units and/or Shares into the Depositary’s account at the Book-Entry Transfer Facility as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Units and/or Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offerors may enforce such agreement against such participant.

THE METHOD OF DELIVERY OF UNITS AND/OR SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT YOUR SOLE ELECTION AND RISK. YOUR UNITS AND/OR SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

Signature Guarantees.  No signature guarantee is required on your Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder(s) (which term includes any participant in the Book-Entry Transfer Facility’s system whose name appears on a security position listing as the owner of the Units and/or Shares) of Units and/or Shares tendered therewith, unless such registered holder(s) has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) your Units and/or Shares are tendered for the account of a firm that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP), or is otherwise an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If the certificates for Units and/or Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Units and/or Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See the Instructions to the Letter of Transmittal.

Guaranteed Delivery.  If you wish to tender Units and/or Shares pursuant to the Offer and your certificates for Units and/or Shares are not immediately available or you cannot complete the procedures for book-entry transfer on a timely basis or time will not permit all required documents to reach the Depositary prior to the expiration date, your tender may be effected if all the following conditions are met:

(1)	your tender is made by or through an Eligible Institution;

(2)
you ensure that a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by us, is received by the Depositary, as provided below, prior to the expiration date; and

(3)
you ensure that either (a) the certificates for tendered Units and/or Shares together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other required documents are received by the Depositary at one of its addresses set forth on the back cover of this Amended Offer to Purchase within three trading days after the date of execution of such Notice of Guaranteed Delivery or (b) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under “Book-Entry Transfer,” either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent’s Message, and any other required documents, is received by the Depositary at one of its addresses set forth on the back cover of this Amended Offer to Purchase, such Units and/or Shares are delivered pursuant to the book-entry transfer procedures above and a Book-Entry Confirmation is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which The New York Stock Exchange is open for business.

You may deliver the Notice of Guaranteed Delivery to the Depositary by hand or transmit it by facsimile transmission or mail to the Depositary. You must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

Other Requirements.  Notwithstanding any provision hereof, payment for Units and Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of: (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Units and Shares; (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal); and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering holders of Units and/or Shares may be paid at different times depending upon when certificates for Units and/or Shares or Book-Entry Confirmations with respect to Units and/o Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Purchase Price, regardless of any extension of the Offer or any delay in making such payment.

Federal Backup Withholding Tax. Under the United States federal backup withholding tax rules, 28% of the gross proceeds payable to a holder of Units and/or Shares or other payee under the Offer must be withheld and remitted to the United States Treasury, unless the holder or other payee provides such person’s taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. Therefore, each tendering holder of Units and/or Shares should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such holder is unable to truthfully do so or otherwise can and does establish to the satisfaction of the Depositary that the holder is not subject to backup withholding. Specified holders of Units and/or Shares (including, among others, all corporations and certain foreign holders (in addition to foreign corporations)) are exempted from the backup withholding rules. In order for a foreign holder of Units and/or Shares to qualify as such an exempt recipient, that holder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that holder’s exempt status. The applicable form can be obtained from the Depositary. See Instructions in the Letter of Transmittal.

To prevent federal backup withholding tax equal to 28% of the gross payments made to holders for Units and/or Shares purchased under the Offer, each holder of Units and/or Shares who does not otherwise establish an exemption from such withholding must provide the Depositary with the holder’s correct taxpayer identification number and provide other information by completing the substitute Form W-9 included with the Letter of Transmittal. For a discussion of United States federal income tax consequences to tendering holders, see Section 12.

Federal Income Tax Withholding on Foreign Holders. Foreign holders of Units and/or Shares may be subject to United States income tax and withholding (in addition to the backup withholding discussed above) in a number of circumstances. See Section 12. Foreign holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a reduction of or an exemption from withholding tax, and the refund procedure. See Instructions in the Letter of Transmittal.

Return of Unpurchased Units and Shares. If any tendered Units or Shares are not purchased under the Offer because they are not properly tendered or are properly withdrawn before the expiration date, or if fewer than all Units and Shares evidenced by certificates are tendered, certificates for unpurchased Units and Shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the Units and/or Shares, as applicable, without expense to the holder. In the case of Units and/or Shares tendered by book-entry transfer to the Book-Entry Transfer Facility, the Depositary will credit the Units and/or Shares to the appropriate account maintained by the tendering holder at the Book-Entry Transfer Facility, without expense to the tendering holder. If a holder of certificates for Shares tenders less than all of such Shares or such tender is not accepted, such holder will receive, in lieu of a certificate for the unpurchased Shares, a certificate for a like number of Units.

Determination of Validity; Rejection of Units and Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Units and/or Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units and/or Shares will be determined by the Offerors, in their sole discretion, and will be final and binding on all parties, except to the extent that a court of competent jurisdiction determines otherwise in any action brought by a holder. The Offerors reserve the absolute right to reject any or all tenders of any Units and/or Shares that it determines are not in proper form or the acceptance for payment of or payment for which the Offerors determine may be unlawful. The Offerors also reserve the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Units or Shares or any particular holder, and the Offerors’ reasonable interpretation of the terms of the Offer will be final and binding on all parties, except to the extent that a court of competent jurisdiction determines otherwise in any action brought by a holder. In the event a condition is waived with respect to any particular holder, the same condition will be waived with respect to all holders. No tender of Units and/or Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering holder or waived by the Offerors Neither the Offerors nor the Depositary will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

Representation and Warranty by Tendering Holders; The Offerors’ Acceptance Constitutes an Agreement. A tender of Units and/or Shares under any of the procedures described above will constitute the tendering holder’s acceptance of the terms and conditions of the Offer, as well as the tendering holder’s representation and warranty to the Offerors that (1) the holder has a net long position in the Units and/or Shares or equivalent securities at least equal to the Units and/or Shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, and (2) the tender of Units and/or Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Units and/or Shares for that person’s own account unless, at the time of tender, the person so tendering (1) has a net long position equal to or greater than the amount tendered in (a) the subject securities, or (b) securities immediately convertible into, or exchangeable or exercisable for, the subject securities, and (2) will deliver or cause to be delivered the Units and/or Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Offerors’ acceptance for payment of Units and/or Shares tendered by any holder under the Offer will constitute a binding agreement between the tendering holder and the Offerors upon the terms and conditions of the Offer.

Lost or Destroyed Certificates. Holders whose certificate for part or all of their Units and/or Shares have been lost, stolen, misplaced or destroyed may contact the Depositary for instructions as to obtaining a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Units and/or Shares that are tendered and accepted for payment. A bond will be required to be posted by the holder to secure against the risk that the certificates may be subsequently recirculated. Holders are urged to contact the Depositary immediately in order to permit timely processing of this documentation. Certificates, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any signature guarantees and any other required documents, must be delivered to the Depositary. Any such documents delivered to any other person will not be forwarded to the Depositary and, therefore, will not be deemed to be properly tendered.

SECTION 4. WITHDRAWAL RIGHTS.

Units and Shares tendered under this Offer may be withdrawn at any time prior to the expiration date.

For a withdrawal to be effective, a written, telegraphic, telex, or facsimile transmission notice of withdrawal must be received by the Depositary at one of the addresses set forth on the back cover page of this Amended Offer to Purchase prior to the expiration date. Any such notice of withdrawal must specify the name of the tendering holder, the number of Units and/or Shares to be withdrawn, and, if the certificates representing such Units and/or Shares have been delivered or otherwise identified to the Depositary, the name of the registered holder(s) of such Units and/or Shares as set forth on such certificates. If the certificates to be withdrawn have been delivered to the Depositary, then, before the release of the certificates, the tendering holder must also submit to the Depositary the serial numbers shown on the certificates and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If the certificate(s) to be withdrawn represent Shares, the holder may receive, in lieu of such certificate(s), certificate(s) representing a like number of Units.

Withdrawals may not be rescinded and any Units and/or Shares properly withdrawn thereafter will be deemed not properly tendered for purposes of this Offer, unless the withdrawn Units and/or Shares are properly re-tendered before the expiration date by following one of the procedures described in Section 3.

If the Offerors extend this Offer, or RTAC is delayed in its purchase of Units and Shares or is unable to purchase Units and Shares under the Offer for any reason, then, without prejudice to the Offerors’ rights under the Offer, the Depositary may, subject to applicable law, retain tendered Units and Shares and these Units and Shares may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in this Section 4.

In the event the Offerors provide a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Units and Shares tendered during such Subsequent Offering Period or to Units and Shares tendered in the Offer and accepted for payment, as described in Section 13.

SECTION 5. PURCHASE OF UNITS AND SHARES AND PAYMENT OF PURCHASE PRICE.

Upon the terms and subject to the conditions of this Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly following the expiration date, RTAC will accept for payment and pay for, and thereby purchase, all Units and Shares properly tendered and not properly withdrawn prior to the expiration date. For purposes of this Offer, RTAC will be deemed to have accepted for payment, and therefore purchased Units and Shares, that are properly tendered and not properly withdrawn, only when, as and if it gives oral or written notice to the Depositary of its acceptance of the Units and Shares for payment under this Offer.

In all cases, payment for Units and Shares tendered and accepted for payment pursuant to this Offer will be made promptly, but only after timely receipt by the Depositary of certificates for Units and Shares (or a Book-Entry Confirmation with respect to such Units and Shares), a properly completed and duly executed Letter of Transmittal or facsimile thereof, and any other required documents.

If there is a subsequent offering period, all Units and Shares tendered during a subsequent offering period will be immediately accepted for payment and paid for as they are tendered. The Offerors expressly reserve the right to delay acceptance for payment of or payment for Units and Shares in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder’s obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer).

RTAC will pay for Units and Shares purchased under this Offer by transmitting payment, or directing the Depositary to transmit payment from funds RTAC deposits with the Depositary, directly to the tendering holders.

Certificates for all Units and Shares tendered and not purchased will be returned to the tendering holders (or, in the case of Units and Shares tendered by book-entry transfer, such Units and Shares will be credited to an account maintained with the Book-Entry Transfer Facility) promptly after the expiration date or termination of this Offer without expense to the tendering holders. Under no circumstances will interest on the Purchase Price be paid by RTAC regardless of any delay in making the payment. In addition, if certain events occur before the expiration date of the Offer, RTAC may not be obligated to purchase Units and Shares under this Offer. See Section 6.

If a holder of certificates for Shares tenders less than all of such Shares or such tender is not accepted, such holder will receive, in lieu of a certificate for the unpurchased Shares, a certificate for a like number of Units.

RTAC will pay all stock transfer taxes, if any, payable on the transfer to it of Units and Shares purchased under this Offer. If, however, payment of the Purchase Price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instructions in the Letter of Transmittal. Furthermore, a tendering holder who holds Units and/or Shares through a broker, bank or other fiduciary, including a discount broker, may be required by such institution to pay a service fee or other charge.

Any tendering holder or other payee who fails to complete fully, sign and return to the Depositary the substitute Form W-9 included with the Letter of Transmittal may be subject to U.S. tax backup withholding of 28% of the gross proceeds paid to the holder or other payee under this Offer. See Section 3. Also see Section 12 regarding United States federal income tax and withholding consequences for foreign holders of Units and/or Shares.

SECTION 6. CONDITIONS OF THE OFFER.

Notwithstanding any other provision of this Offer, RTAC will not be required to accept for payment, purchase or pay for any Units and/or Shares tendered, and the Offerors may terminate or amend the Offer or RTAC may postpone the acceptance for payment of, or the purchase of and the payment for Units and/or Shares tendered, subject to Rule 14e-1(c) under the Exchange Act if, at any time on or after June 14, 2006 and before the expiration date, any of the following events shall have occurred (or shall have been reasonably determined by the Offerors to have occurred) that, in the Offerors’ reasonable judgment and regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the Offer or with acceptance for payment:

(1)
there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (a) challenges the making of this Offer, the acquisition of some or all of the Units and Shares under this Offer or otherwise relates in any manner to the Offer, or (b) in the Offerors’ reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Partnership or otherwise materially impair in any way the contemplated future conduct of the business of the Partnership or materially impair RTAC’s ability to purchase Units and Shares in this Offer;

(2)
there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or the Offerors by any court or any authority, agency or tribunal that, in the Offerors’ reasonable judgment, would or might, directly or indirectly, (a) make the acceptance for payment of, or payment for, some or all of the Units and Shares illegal or otherwise restrict or prohibit completion of this Offer, (b) delay or restrict the ability of RTAC, or render RTAC unable, to accept for payment or pay for some or all of the Units and Shares, or (c) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Partnership or otherwise materially impair in any way the contemplated future conduct of the business of the Partnership;

(3)
there shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (c) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, (d) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for real estate, that, in the Offerors’ reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (e) any significant decrease in the estimated value of the Units and Shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of the Offerors, have a material adverse effect on the business, condition (financial or other), income, operations or prospects of the Partnership or otherwise materially impair in any way the contemplated future conduct of the business of the Partnership, (f) in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof, or (g) any decline in either the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Industrial Companies by a material amount (including, without limitation, an amount greater than 10%) from the close of business on June 14, 2006;

(4)
a tender or exchange offer for any or all of the Units and Shares (other than this Offer and the Second Peachtree Offer, described in Section 7), or any merger, acquisition, business combination or other similar transaction with or involving the Partnership has been proposed, announced or made by any person or has been publicly disclosed on or after June 14, 2006;

(5)
the Offerors learn that (a) any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Units and Shares, whether through the acquisition of Units and Shares, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D, Schedule 13G, or Schedule TO filed with the SEC on or before June 14, 2006), or (b) any entity, group or person who has filed a Schedule 13D, Schedule 13G, or Schedule TO with the SEC on or before June 14, 2006 has acquired or proposes to acquire, whether through the acquisition of Units and Shares, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of this Offer), beneficial ownership of an additional 2% or more of the outstanding Units and Shares, other than as a result of any tender offer disclosed before June 14, 2006;

(6)
any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire the Partnership or any of its Units and Shares, or has made a public announcement reflecting an intent to acquire the Partnership or any of the respective assets or securities of the Partnership;

(7)
any change or changes have occurred after June 14, 2006 in the Partnership’s general partner, whether by the replacement or removal of the current general partner or the addition of a new general partner or by a change in ownership of the current general partner;

(8)	any material adverse change in the Offerors, such as the death or disability of Mr. Grace, or otherwise; or

(9)
any material adverse change or changes have occurred or are threatened in the Partnership’s business, condition (financial or otherwise), assets, income, operations, prospects or treatment for tax purposes.

The foregoing conditions are for the sole benefit of the Offerors and may be asserted by the Offerors regardless of the circumstances giving rise to any of these conditions, and may be waived by the Offerors, in whole or in part, at any time and from time to time, before the expiration date, in their sole discretion. The failure of the Offerors at any time to exercise any of the foregoing rights prior to the expiration of the Offer shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration of the Offer. In certain circumstances, if the Offerors waive any of the conditions described above, the Offerors may be required to extend the expiration date. Any determination or judgment by the Offerors concerning the events described above will be final and binding on all parties, except to the extent that a court of competent jurisdiction determines otherwise in any action brought by a holder.

SECTION 7. FAIRNESS OF THE TRANSACTION; DETERMINATION OF PURCHASE PRICE; ADDITIONAL FACTORS TO CONSIDER.

Fairness of the Transaction. Each of the Partnership and its general partner, and each of the Offerors believe that the Offer is unfair from a financial point of view to holders of Units and/or Shares who are not affiliated with the Offerors. In making their determination as to the fairness of the Offer, each of the Partnership and its general partner, and each of the Offerors considered the various factors set forth below under “Determination of the Purchase Price,” “Additional Factors to Consider,” and “Alternatives to the Offer.” Holders of Units and/or Shares are strongly encouraged to read such sections. In reaching their conclusion as to the Purchase Price, each of the Offerors and the Partnership and its general partner gave primary consideration to the $0.50 per Unit purchase price in the MacKenzie Offer and considered other factors. Each of the Offerors, the Partnership and its general partner considered many other factors, but were unable to assign, nor did they assign, relative weights to the individual factors considered in reaching their conclusion as to the Purchase Price; however, each imparted greater importance upon the following factors than on the others that were considered:

•	The amount of cash and short-term Treasuries and total liabilities of the Partnership;
•	The appraised value of the Partnership’s land;
•	The possible sale of a portion of the Partnership’s real estate assets;
•	The Partnership’s net book value; and
•	The lack of an active market for the Units or the Shares.

Neither the Partnership nor its general partner, nor either of the Offerors, has sought, obtained, or plan to seek or obtain an opinion from an independent third party, such as an investment bank or appraisal firm, as to the fairness from a financial point of view of the Offer to any unaffiliated holder or holders of Units and/or Shares. Notwithstanding the foregoing, unaffiliated holders of Units and/or Shares may find it advantageous to tender some or all of their Units and/or Shares in this Offer to obtain liquidity for some or all of their Units and/or Shares at a price substantially higher than that offered in the MacKenzie Offer and without the usual transaction costs associated with open market sales.

Neither of the Offerors has performed a liquidation analysis of the Partnership, nor have they received any report, opinion or appraisal from an outside party relating to the Offer. Neither of the Offerors has relied upon any material nonpublic information, or upon any internal projections or valuations relating to the Offer, in making their determination as to the fairness of the Offer.

In making this Offer, each of the Offerors believes that the Units and Shares have a long-term value such that the Offerors may realize a significant profit from distributions and/or upon the eventual sale of the Units at a price greater than the Purchase Price or the sale or liquidation of the Partnership with proceeds to Unit holders of greater than the Purchase Price. However, there can be no assurance that the Partnership will have available funds for the payment of distributions or that it will declare such distributions. The Partnership’s general partner has no present plans to pay any distributions. Further, there can be no assurance that the proceeds upon any sale of the Units or the sale or liquidation of the Partnership will equal or exceed the Purchase Price. The Offerors may have to hold Units and Shares purchased in the Offer for a substantial period of time before they are able to realize a profit on their investment.

“Procedural fairness” generally relates to the process by which the purchase price and other terms of an offer, and alternatives to an offer, have been evaluated and considered for the protection of unaffiliated security holders. Neither the Partnership nor its general partner, nor either of the Offerors, has sought or obtained an opinion from an independent third party as to the procedural fairness of the Offer to any holder or holders of Units or Shares, whether or not affiliated with the Offerors, nor are there any plans by any of such persons to seek or obtain such an opinion. Grace Property Management, Inc. is the Partnership’s general partner. All of the shares of Grace Property Management, Inc. are held in trust for the benefit of Mr. Grace. Therefore, Mr. Grace and RTAC are “affiliates,” as that term is defined in the rules under the Exchange Act, of the Partnership. The Partnership has no management or Board of Directors or other governing body. Its affairs are managed solely by its general partner, which is an affiliate of the Offerors. The sole officer and director of the general partner is also affiliated with the Offerors. Therefore, no board of directors, or a majority thereof, has approved, endorsed or recommended the Offer. Moreover, no person unaffiliated with the Offerors has been retained to act as an unaffiliated representative to act solely on behalf of Unit or Share holders regarding the Offer and/or for preparing a report concerning the fairness of the transaction. There is no requirement that a majority of holders, or a majority of unaffiliated holders, of Units and Shares approve the transaction. Notwithstanding the foregoing, each of the Partnership and its general partner, and each of the Offerors, believes that the procedure for evaluating the Offer, viewed within the context in which it was made, is fair to unaffiliated holders of Units and Shares for the following reasons:

•
The Offer was made in response to the MacKenzie Offer, an unsolicited tender offer for any and all Units at a price of $0.50 per Unit. The Offerors would not have commenced this Offer had no unsolicited tender offer for any and all Units, or a substantial number of Units, been commenced by an unaffiliated third party;

•
The Offer is not coercive to unaffiliated holders of Units or Shares in that holders may tender or not tender their Units and/or Shares, or may tender some or all of their Units and/or Shares in the Offer. There is no plan by the Offerors to follow the Offer with a second transaction to buy out the interests of those who do not tender Units or Shares in this Offer; and

•
Given the aggregate transaction amount of the Offer, the cost to obtain an independent party to assess the Offer and to determine its fairness to unaffiliated holders of Units and Shares would be borne, at least in part, by the Partnership, and the cost of such assessment in relation to the number of Units and Shares that are likely to be tendered would, in the opinion of each of the Partnership and its general partner, and each of the Offerors, be excessive.

Determination of Purchase Price. Each holder must individually determine whether to tender his/her Units and Shares pursuant to this Offer. When making such a determination, each holder is encouraged to consider the factors set forth above as well as the material factors set forth below that were considered by each of the Offerors in determining the Purchase Price. Neither of the Offerors was able to assign, nor did they assign, relative weights to the individual factors considered in reaching their conclusion as to the Purchase Price; however, for each of the Offerors, the Purchase Price was based primarily upon the following factor:

■	The MacKenzie Offer.

On April 26, 2006 certain affiliates of MacKenzie made the MacKenzie Offer to purchase all Units and Shares of the Partnership at a price of $0.50 per Unit, as more fully described in their offer to purchase dated April 26, 2006 and related documents. The MacKenzie Offer as extended, expired on June 16, 2006. MacKenzie subsequently reported that 56,802 Units were accepted for payment under the MacKenzie Offer.

Each of the Offerors considered the following additional material factors in determining the Purchase Price, and each imparted greater importance upon the first five factors described below than on the others that were considered:

■	Cash and Short-term Treasuries; Total Liabilities.

On June 30, 2006, the Partnership held $1,806,652 in cash and U.S. Treasury bills having a maturity of three months or less, and had $1,982,167 invested in U.S. Treasury securities with a maturity of more than three months but less than two years, together equivalent to $2.09 per Unit. On June 30, 2006, the Partnership had total recorded liabilities of $114,582, equivalent to $0.06 per Unit.

■	Appraised Value of the Partnership’s Land.

The Partnership obtained from Robert C. Cantwell and Associates an independent MAI appraisal report dated February 22, 2006 valuing the Partnership’s real estate assets located in Boiling Spring Lakes, North Carolina at December 31, 2005. Such assets comprise substantially all of the assets of the Partnership on such date other than cash, U.S. Treasury securities, and a promissory note relating to the sale in 2001 of the assets of the golf course and country club in Boiling Spring Lakes. The appraisal values the appraised assets at $6,900,000, equivalent to $3.81 per Unit. The appraised value is the appraiser’s opinion of the most probable price which the property should bring in a competitive and open market under all conditions requisite to a fair sale, and assumes, among other things, a typically motivated buyer and seller in an “arm’s length” transaction, both parties are well informed or well advised about the assets and each acting in what he considers his own best interest, and a reasonable time is allowed for exposure in the open market. As such, there is no guarantee that the Partnership could realize the appraised value of such assets upon a sale. The actual sale price could be higher or lower than the appraised value. The appraisal was not in connection with any requested minimum, maximum or specific appraised value, any pending or proposed sale or other transaction, or approval of any loan involving the appraised assets or the Partnership. The foregoing summary of the appraisal is limited in its entirety to the full appraisal report, a copy of which is filed with the Securities and Exchange Commission as Exhibit 99.1 to the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2005 (the “2005 Form 10-K”), which was filed with the SEC on March 31, 2006. (A Unit holder may obtain a copy of the 2005 Form 10-K, or a copy of any other periodic report on or filed by the Partnership, without charge at the SEC’s website at http://www.sec.gov). THE PARTNERSHIP OBTAINED THE ABOVE DESCRIBED PERIODIC APPRAISAL REPORT IN THE NORMAL COURSE OF ITS REAL ESTATE BUSINESS AND NOT IN CONNECTION WITH OR IN CONTEMPLATION OF ANY TRANSACTION INVOLVING THE PARTNERSHIP OR THE UNITS AND SHARES OR THIS OFFER.

■	Potential Sale of a Portion of the Partnership’s Real Estate Assets.

On May 26, 2006, the general partner of the Partnership announced that it was in discussions with an unaffiliated development group for the sale of approximately 180 acres, or 22% of the Partnership’s remaining land in Boiling Spring Lakes, North Carolina, for total consideration of $6 million, equivalent to $3.31 per Unit. If completed, the sale would be an arms-length transaction. The general partner stated that these discussions are on-going and there can be no assurance that they will be successfully concluded or that if concluded that they will be on the terms described herein. It further stated that the development group anticipates building a package plant sewer system to service the portion of the development that it acquires in the transaction. Initial plans call for building the package plant in stages as individual residential and commercial lots and small tracts are sold. If built, the package plant will be the first sewer system installed within the City of Boiling Spring Lakes. The general partner stated that it currently anticipates that if there is a closing of the transaction, it will occur later in 2006. It further stated that as presently contemplated, at the closing of the transaction, the Partnership will receive cash of $100,000 and a promissory note with an initial principal amount of $5,900,000, secured by a deed of trust on the sold land. Principal will be payable quarterly beginning six months after the closing date from the proceeds received by the development group from the resale of the land, with a substantial payment of principal due during the first year. The interest rate will be floating, tied to the prime rate as reported in The Wall Street Journal.

In its announcement of the potential sale, the Partnership and its general partner cautioned that an agreement for the sale of the land to the development group has yet to be fully negotiated and signed, and that the transaction may not even close or, if closed, may be on terms substantially different than those currently contemplated. They further stated that the Partnership may also decide not to sell the land in the immediate future or to this buyer and that the Partnership may decide to develop the land itself or not to develop the land. In addition, the Partnership and its general partner cautioned that, even if the sale of land to the development group closes, there can be no guarantee that the package plant sewer system will be built or, if built, that the plant will not be substantially different from what is currently contemplated, whether in terms of cost, location, capacity or other factors. If the sewer system cannot be built for any reason, or the cost of building is substantially greater than currently contemplated, or if the development group is unable to resell land as quickly and/or for prices currently anticipated, the development group may default on the promissory note or the terms of the promissory note may have to be substantially renegotiated, in which events the amount of cash that the Partnership ultimately realizes from the transaction may be received later, on substantially different terms or in an amount substantially less than the $6,000,000 plus interest currently contemplated.

The proposed purchase price and other terms of the transaction have been determined through arms-length negotiations. During the course of its negotiations with the development group, the Partnership’s general partner performed certain analyses, including a discounted cash flow analysis, of the proposed terms, as a result of which the general partner is able to conclude that the proposed purchase price of $6,000,000 and other terms of the transaction are fair to the Partnership. All of such analyses relate to the possible sale of land to the development group, and not to the Offer.

■	Book Value per Unit.

At June 30, 2006, the Partnership had Partners’ Capital of $4,278,071, equivalent to $2.36 per Unit.

■	Lack of a Public Market for Units or Shares.

There is not an active market for the Units or Shares. Neither the Units nor the Shares are listed on any national securities exchange. Quotations on the NASDAQ computerized over-the-counter quotation system and other over-the-counter markets have been virtually non-existent. Since June 14, 2006, however, the Units have been quoted, albeit sporadically, in the over-the-counter market. On July 28, 2006, the Units were quoted at $1.70 per Unit “bid” with no “asked,” meaning that a “market maker” is willing to buy a limited number of Units at $1.70 per Unit but no “market maker” has indicated a price per Unit at which they are willing to sell Units.

Transactions involving Units and Shares have occurred only sporadically in the over-the-counter market. The Partnership is aware of only five transactions that have occurred in the over-the-counter market in the last five years, as follows:

Transaction Date	Price per Unit	No. of Units

July 13, 2006	$1.60	6,781	[a	]
November 2005	10.00	N/A	[b	]
May 2003	0.50	N/A	[b	]
May 2002	0.50	N/A	[b	]
February 2001	0.50	N/A	[b	]

NOTES:
[a]
Source: Bloomberg LP and Pink Sheets®. Bloomberg LP and Pink Sheets®, owned by Pink Sheets, LLC, are sources of market data, including competitive market-maker quotations for securities traded over-the-counter.

[b]	The only information known by the Partnership, furnished by the parties involved, is the approximate transaction date and the price per Unit.

■	No Distributions.

The Partnership has not declared a distribution to Unit holders since 1980, and it is not expected that any distributions will be paid in the foreseeable future.

■	Financial Results of the Partnership.

See Section 9, “Certain Information Concerning the Partnership,” which contains summary financial information for the five years ended December 31, 2005, and for the six months ended June 30, 2005 and 2006, that were considered by the Offerors in determining the Purchase Price and the fairness of the Offer.

■	The First Peachtree Offer.

On December 29, 2005, the Partnership received notification of an unsolicited mini-tender offer being made by Peachtree Partners, an Arizona-based partnership (“Peachtree”), to purchase up to 4.9% of the partnership Units and Shares (including those partnership Units and Shares Peachtree already owns) at a price of $0.10 cash per unit, less a one-time administrative fee of $100.00 per investor and less any distributions paid by the Partnership after December 12, 2005. The Partnership took no position on the First Peachtree Offer. Subsequent to the expiration of the First Peachtree Offer, 11,100 Units and Shares were transferred into the names of Peachtree’s principals or affiliates.

■	The Second Peachtree Offer.

On June 14, 2006, the same date that the Offerors announced this Offer, Peachtree made a second unsolicited mini-tender offer to purchase up to 4.9% of the partnership Units and Shares (including those partnership Units and Shares Peachtree and its principals and affiliates already own) at a price of $2.00 cash per unit, less a one-time administrative fee of $50.00 per investor and less any distributions paid by the Partnership after June 14, 2006. The Partnership took no position on the Second Peachtree Offer. The Second Peachtree Offer was scheduled to expire on August 11, 2006, and none of the Offerors and the Partnership are aware of any extension of the Second Peachtree Offer. While the Purchase Price was initially determined before the Offerors became aware of the Second Peachtree Offer, and even though the offer price of $2.00 per Unit or Share is greater than the Purchase Price, each of the Offerors determined not to change the Purchase Price in the light of the facts that, among others, that the Second Peachtree Offer was for a very limited number of Units and/or Shares and contained a one-time administrative fee which significantly reduced the net proceeds to small holders.

■	Future Prospects of the Partnership.

The principal factors that are likely to affect the value of the Units and Shares, and which may determine whether a holder of Units and Shares may ultimately receive more or less than the Purchase Price in distributions from the Partnership, if the Units and Shares are sold, or if the Units and Shares are held until the sale or liquidation of the Partnership, are set forth in the Partnership’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other periodic reports filed with the SEC. See also Section 9 containing summary financial information concerning the Partnership. The Offerors also considered certain risk factors that may affect the future prospects of the Partnership A summary of these factors is set forth below. The following summary is qualified in its entirety by the more detailed disclosures set forth in the Partnership’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other reports file with the SEC, which you should read and consider carefully.

•
Potential Obligations of the Partnership for Water and Sewer Service: The lack of municipal water and public sewer services has been a major inhibiting factor in the Partnership’s efforts to sell and/or develop land in Boiling Spring Lakes. Prior to 2004, virtually all residents in the development were forced to rely upon well water and individual septic systems. The City of Boiling Spring Lakes began to phase in municipal water service to certain portions of the development in 2004, and initial residential hook-ups began during the second quarter of 2005. In connection with the first two phases of the municipal water system, the Partnership paid its full assessments totaling $87,000, which amount was treated for accounting purposes as an increase in the cost basis of the land owned by the Partnership in those certain portions of the development. A significant portion of the cost of water distribution and public sewer lines to land owned by the Partnership must be borne by the Partnership or by subsequent purchasers of the land. The general partner of the Partnership cannot estimate with any certainty the amount of any future assessment by the City for installation of water or by the County or a private contractor for installation of public sewer lines, nor can it predict with any certainty when any such assessments may be made or, once made, become due. The general partner of the Partnership has not accrued any provision in the Partnership’s financial statements for these costs. The general partner of the Partnership expects that, if applied to the Partnership’s current land holdings, these costs would be substantial. If the Partnership is liable for any such assessment and has insufficient funds to pay such assessment when due or is unable to obtain financing on acceptable terms, the Partnership may be unable to continue operating and may become insolvent.

•
U.S. Fish and Wildlife Service Initiatives. The red-cockaded woodpecker is one of several species of flaura and fauna on the endangered species list that inhabit or are believed to inhabit portions of Boiling Spring Lakes and the surrounding area. The Partnership understands that the U.S. Fish and Wildlife Service (“Fish and Wildlife”) notified the City of Boiling Spring Lakes in February 2006 of that agency’s concern about the rapid development within the City’s borders and the loss of mature long-leaf pines that the endangered woodpecker prefers, and of the possibility that the City could be liable for violating federal laws intended to protect the endangered woodpecker if the City issued building permits for lots with nests. Under such federal laws, no building or tree cutting is allowed within 200 feet of a nest tree without a federal permit, and restrictions are imposed on development within 75-acre circles around each nest site to provide a foraging area for the woodpeckers. The City’s initial response has been to cease issuing building permits for lots which are, entirely or partially, within 200 feet of a nest tree as indicated on a map furnished by Fish and Wildlife. The Partnership believes that few, if any, of its lots are affected by this temporary ban on new building permits. The Partnership understands that Fish and Wildlife would like for the City to undertake a conservation plan, which typically takes one to two years to develop. Management believes that the Partnership will experience lower land sales in terms of revenue as well as number of lots sold than in past years until the City has developed a conservation plan to protect the habitat of the red-cockaded woodpecker or until other means of addressing the concerns of Fish and Wildlife can be implemented.

•
Natural Disasters. The 2005 hurricane season was unprecedented in the United States. Hurricane Katrina, in particular, caused severe devastation in New Orleans and the Mississippi Gulf Coast in August, which led to increased costs and shortages of construction labor and building supplies throughout the entire southeastern United States. Another active hurricane season in 2006 could negatively affect the Partnership's real estate sales by decreasing demand for housing - and, therefore, the real estate on which new houses are built - in areas prone to hurricanes and could also lead to further increased costs and shortages of construction labor and building supplies. More generally, the southern coastal region of North Carolina has historically experienced natural disasters, such as fires, hurricanes, floods, unusually heavy or prolonged rain, and droughts. In the past, the Partnership's operations have been affected by such occurrences through lower real estate sales and higher operating and capital costs associated with clean-up and repairs in the aftermath of such occurrences. The occurrence of natural disasters, such as fires, hurricanes, floods, unusually heavy or prolonged rain, and droughts, could have a material adverse effect on the Partnership's ability to develop and sell properties or realize income from projects, and could result in higher than expected operating and capital costs. Due to protracted drought or near-drought conditions that existed for several years up to late 2002 in the southern coastal region of North Carolina, nearly all of the lakes within the City of Boiling Spring Lakes had a water level that was substantially below normal. These conditions resulted in a lowering of the water table, and sink holes developed in the bed of Boiling Spring Lake, the largest lake in the community, which resulted in a further lowering of the water level of that lake. A series of remedial measures taken by the City, combined with heavy precipitation during the fourth quarter of 2002, seem to have solved the issue of the sink holes and filled the lakes, including Boiling Spring Lake, to approximately normal levels. Currently, the lakes are generally at or near normal levels. A return to protracted drought or near-drought conditions in the coastal region of North Carolina could result in a reoccurrence of substantially lower water levels, including in Boiling Spring Lake, and the reoccurrence of one or more sink holes. The occurrence of such eventualities could have a material adverse effect on the Partnership's ability to develop and sell properties or realize income from projects.

•
Zoning and Other Regulations. At December 31, 2005, the Partnership owns approximately 245 acres of undeveloped, unplatted land intended for residential use and approximately 220 additional acres of undeveloped, unplatted land intended for commercial use. Changes in zoning or other regulations may prevent the Partnership from subdividing all or a substantial portion of such acreage, which, in turn, may adversely affect the Partnership's ability to continue generating revenue from real estate sales and/or its ability to effect a bulk sale of all or substantially all of its assets. Rezoning commercial land for residential use may not be possible or, if possible, may be prohibitive due to time and cost. The inability to obtain a rezoning of commercial land may prevent the Partnership from realizing any value in a sale of such land. In addition, changes in zoning or other regulations may require substantially greater expenditures by the Partnership than expected to complete one or more new projects.

•
Environmental Matters. The Partnership is subject to various federal, state, and local laws, ordinances, and regulations regarding environmental matters. The Partnership may be required to investigate and clean up hazardous or toxic substances or petroleum product releases on land currently or formerly owned by it, and may be liable to a governmental entity or to third parties for property damage and the cost of investigation, removal, and decontamination incurred by such parties. The penalty may be imposed whether or not the Partnership was aware, or responsible for, the hazardous or toxic substances, and the liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The cost of investigation, removal, and decontamination of substances could be substantial. If such substances are found on the land currently owned by the Partnership, or there is a failure to properly remove or decontaminate the area, the property could be difficult to sell, rent, or develop. Some environmental laws create a lien on a contaminated site in favor of the government for damages and costs it incurs in connection with such contamination. The Partnership may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. The Partnership is not aware of any environmental matters that would have a material effect on its financial condition and the Partnership has accordingly accrued no liabilities in its financial statements. However, it is at least reasonably possible that such matters may exist and the effect on the Partnership and its financial condition could be substantial.

•
Endangered / Protected Species. Portions of Boiling Spring Lakes and the surrounding area are known or believed to be the habitat of various species of flora and fauna which have been identified as endangered or protected species. Development of the Partnership’s land is subject to various laws and regulations intended to limit disturbance of endangered and protected species. It is possible that a material portion of the Partnership’s land that is not now, or not currently believed to be, the habitat of endangered or protected species could, in the future, be determined to be such a habitat, in which event the Partnership may be unable to sell or develop such land or, if sold, the sales price may be substantially less than if the land were not the habitat of endangered or protected species.

•
Water Level of Lakes. The Partnership believes that the lakes within the City of Boiling Spring Lakes are recreational and scenic attractions to potential buyers of land from the Partnership. The Partnership’s ability to sell land at its asking prices would be adversely affected to the extent that the water level in the lakes is substantially below normal for any length of time. Due to protracted drought or near-drought conditions for several years up to late 2002, nearly all the lakes within the City of Boiling Spring Lakes had a water level that was substantially below normal. These conditions resulted in a lowering of the water table, and sinkholes developed in the bed of Boiling Spring Lake, the largest lake in the community. Remedial measures taken by the city combined with heavy precipitation during the fourth quarter of 2002 solved the problem and filled the lakes to approximately normal levels; however, there can be no guarantee that such remedial measures will prevent the water levels from being substantially below normal for any length of time in the future.

•
Dam Repairs. The Partnership is responsible for the maintenance and repair of a dam designed to retain water in one of the lakes. The dam was breeched and partially washed out following a severe storm approximately ten years ago. The Partnership has spent a total of approximately $184,000 since 2001 to repair the dam, including approximately $71,000 during 2006. The Partnership intends to deed the dam to the City of Boiling Spring Lakes. The City has indicated that it will accept the title once it is comfortable that the dam has been fully repaired and has successfully retained water following a period of heavy rain. Unless and until a transfer of title occurs, the Partnership will have to bear the cost of any future repairs to the dam, which costs could be substantial and recurring.

•
Building and Maintaining Roads. The Partnership is responsible for maintaining certain roads, most of which are unpaved, and certain road rights-of-way within the City of Boiling Spring Lakes. The Partnership may complete some or all of the roads, but there is no contractual obligation to do so. The Partnership has not set aside any money or entered into any bond, escrow, or trust agreement to assure completion of the roads. It may be difficult or impossible for the Partnership to sell lots located on uncompleted roads. The City of Boiling Spring Lakes will not assume any road that is not paved with asphalt, and the City need not assume any paved road. Accordingly, unless and until the Partnership completes a road and has it paved with asphalt, and the road has been assumed by the City, the Partnership will be responsible for maintaining such road and the right-of-way. Since 2001, the Partnership has spent a total of approximately $66,000 for rocking and paving roads. The failure by the Partnership to provide proper maintenance of the roads and rights-of-way which have not been assumed by the City may subject the Partnership to substantially greater risk of litigation from persons adversely affected by such failure. If such litigation were to be initiated, the Partnership believes that it would prevail but that the cost of defending the case could be material, and should the Partnership not prevail, the cost of building any such road could be material.

Additional Factors to Consider. In addition to the foregoing, you are encouraged to consider the following factors when determining whether to tender your Units and/or Shares under the Offer:

•	Cash Consideration: The Offerors will provide consideration to holders for Units and Shares purchased under the Offer entirely in cash.

•
Certainty of Value: The Purchase Price of $1.50 per Unit and $1.50 per Share provides the holders with certainty of value and eliminates their exposure to fluctuations in such limited over-the-counter market prices of Units as may exist. In addition, the Offer shifts the risk of future financial performance from the holders to the Offeror for any holders whose Units and/or Shares are tendered and purchased in the Offer.

•	Conditions to the Offer: There is a risk that conditions to the Offer may not be satisfied and, therefore, that the Units and Shares may not be purchased pursuant to the Offer.

•	Limited Execution Risk: The Offer has very limited execution risk, as it will be fully funded by the Offerors without any third party financing contingency.

•
No Continuation as Investors: Holders who tender all of their Units and/or Shares in the Offer will not continue as investors in the Partnership and benefit from its potential growth prospects and possible future distributions.

•	Taxable to Holders: The tender of the Units and/or Shares and receipt of the Purchase Price in cash by holders in the Offer is generally taxable to holders.

•
Tax Reporting: The Partnership will continue to send to each registered holder of Units and Shares annual tax statements setting forth such holder’s pro rata share of Partnership income and loss. Such tax information can only be determined after the Partnership’s federal and state income tax returns have been prepared, which is typically after April 15 of each year. As a result, holders who continue to hold Units and/or Shares after the completion of the Offer will be required to obtain an extension for filing his/her federal and state income tax returns or file amended returns to properly reflect his/her investment in the Partnership.

•
Taxable Income. To the extent that the Partnership generates net taxable income, holders of Units and Shares will generally incur an income tax liability with respect to their respective pro rata share of such net taxable income. The Partnership has not made any distributions, and the Partnership’s general partner does not expect that any distributions will be made in the near future. As a result, holders who continue to hold Units and/or Shares after the completion of the Offer will generally have to pay their income tax liability with respect to their investment in the Partnership from sources other than distributions from the Partnership.

Alternatives to the Offer. The Offer is being made in response to the MacKenzie Offer, an unsolicited tender offer for any and all Units at a purchase price of $0.50 per Unit. After the commencement of the MacKenzie Offer, various alternatives to the Offer were considered by each of the Offerors and the Partnership and its general partner. As discussed below, each of the alternatives to the Offer were ultimately rejected. The alternatives were:

•
Self-tender offer. An offer by the Partnership to purchase Units and Shares in a self-tender offer was considered by the Partnership’s general partner but was ultimately rejected as not representing a prudent use of the Partnership’s cash in view of the various factors summarized above, especially the potential obligations of the Partnership, currently an unrecorded liability, for water and sewer service, which may require substantial expenditures by the Partnership or which may adversely affect the Partnership’s on-going business.

•
Purchase of Units in the open market. The purchase of Units in the open market was considered by each of the Offerors and the Partnership’s general partner but each ultimately rejected this alternative due to the lack of a liquid market for Units and Shares that would have made it unlikely that it would be possible to purchase any significant number of Units and Shares, the fact that the usual transaction costs associated with open market sales would likely be high relative to the sale price that holders would receive, and the likelihood that not all holders would become aware of the opportunity to sell their Units and Shares in the open market. In addition, in the case of purchases by the Partnership, the general partner believes that it would not represent a prudent use of the Partnership’s cash in view of the various factors summarized above, especially the potential obligations of the Partnership for water and sewer service, which may require substantial expenditures by the Partnership or which may adversely affect the Partnership’s on-going business. In addition, each of the Offerors and the general partner considered it unlikely that a significant amount of open market purchases could have been completed prior to the expiration of the MacKenzie Offer.

•
Cash distribution. A cash distribution to holders of Units and Shares from the Partnership’s current cash position was considered by the Partnership’s general partner but was ultimately rejected as not representing a prudent use of the Partnership’s cash in view of the various factors summarized above, especially the potential obligations of the Partnership for water and sewer service, which may require substantial expenditures by the Partnership or which may adversely affect the Partnership’s on-going business.

•
A partial liquidation of the Partnership’s assets. The Partnership’s general partner considered a sale by the Partnership of a significant portion of its assets, other than as described above under “-- Determination of Purchase Price - Potential Sale of a Portion of the Partnership’s Real Estate Assets” but this alternative was ultimately rejected due to the length of time involved to complete such a transaction, particularly in light of the imminent expiration of the MacKenzie Offer at the time the Offer was being contemplated, the uncertainty that such a sale could be completed even if favorable terms of a sale could be negotiated, and the fact that the Partnership has in recent years sold as many as 86 individual undeveloped lots and 54 acres of other land in a single year and that to sell substantially more land in a single year would likely require the Partnership to sell the land at a substantial discount from what it might otherwise obtain in the normal course of its business.

•
A sale of the Partnership or a complete liquidation of the Partnership’s assets. The Partnership’s general partner considered selling the Partnership or liquidating all of the Partnership’s assets and distributing the sale proceeds to holders of Units and Shares, but this alternative was ultimately rejected due to the length of time involved to complete such a transaction, particularly in light of the imminent expiration of the MacKenzie Offer at the time the Offer was being contemplated, the uncertainty that such a sale could be completed even if favorable terms of a sale could be negotiated, the fact that the Partnership has not received any offers or inquiries regarding the sale of the Partnership or substantially all of its assets in a cash transaction, and the expense associated with engaging an investment banker to explore potential buyers for the Partnership or substantially all of its assets in relation to the probable range of sale prices that the Partnership might be able to get. In addition, the sale of the Partnership might result in consideration other than cash.

•
Maintaining the status quo. Taking no action during or after the expiration of the MacKenzie Offer was considered by each of the Offerors and the Partnership’s general partner but was ultimately rejected due to each of the Offerors’ belief that the purchase price of $0.50 per Unit in the MacKenzie Offer undervalued the Units and Shares significantly. Maintaining the status quo would not have provided holders with an alternative means of achieving liquidity for any or all of their Units and Shares at a price higher than the purchase price in the MacKenzie Offer.

No Approval of Security Holders Required; No Appraisal Rights. No vote of holders of Units or Shares is required for the Offer to be completed. Holders may elect to tender all or any portion of their Units and/or Shares under the Offer, in their sole discretion. Units and Shares not tendered will remain outstanding after the Offer. Holders of Units and Shares do not have any appraisal rights.

SECTION 8. SOURCE AND AMOUNT OF FUNDS.

Assuming that RTAC purchases in this Offer all 1,697,273 Units and 67,029 Shares held by non-affiliates at the Purchase Price of $1.50 per Unit, approximately $2,646,453 will be required to purchase such Units and Shares. RTAC currently holds liquid assets in the amount of the funds necessary to purchase all Units and Shares held by non-affiliates, as well as to pay related fees and expenses. The balance sheet of RTAC as of June 9, 2006 is set forth in the table below. This Offer is not conditioned upon the receipt of financing. See Section 6.

REEVES TELECOM ACQUISITION CORP. BALANCE SHEET AT JUNE 9, 2006
ASSETS		LIABILITIES AND STOCKHOLDER’S EQUITY
Cash	$2,782,450
Receivables	2,575	Liabilities	$-0-
Marketable securities	20,755	Stockholder’s equity	2,805,780
Total assets	$2,805,780	Total liabilities and stockholder’s equity	$2,805,780

The Offerors presently intend that RTAC will retain all securities acquired in this Offer or may distribute them to John S. Grace, who presently intends to retain all securities acquired in this Offer if they are distributed to him.

SECTION 9. CERTAIN INFORMATION CONCERNING THE PARTNERSHIP.

General. The principal executive office of the Partnership and its general partner is located at 55 Brookville Road, Glen Head, NY 11545, telephone: (516) 686-2201. The Partnership is a South Carolina limited partnership that is engaged in owning, developing, selling, leasing, or otherwise dealing in real estate in North Carolina. A detailed discussion of the Partnership’s business is contained in its Annual Report on Form 10-K for the year ended December 31, 2005, in its Quarterly Report for the quarter ended June 30, 2006, in its Current Reports on Form 8-K, and in the Partnership’s other filings made with the SEC pursuant to the Exchange act, all of which are incorporated by reference into this Amended Offer to Purchase. See “Where You Can Find More Information.”

The Partnership’s Real Estate Assets. The Partnership’s principal asset is its undeveloped land in Boiling Spring Lakes, North Carolina comprising approximately 825 acres. As of June 30, 2006, the Partnership owned the following:

•	approximately 362 acres, divided into 1,096 platted unimproved individual lots, both recorded and unrecorded, intended for residential use;
•	approximately 245 acres of undeveloped land intended for residential use;
•	approximately 219 acres of undeveloped land intended for commercial use;
•	a building comprising approximately 500 sq. ft. that is leased to the City of Boiling Spring Lakes at a rate of $1 per year for use as a post office; and
•	a sales office comprising approximately 1,269 sq. ft.

The Partnership obtains an MAI appraisal of its land in Boiling Spring Lakes approximately every two years. The most recent appraisal, from Robert C. Cantwell Associates, an independent appraisal firm, is dated February 22, 2006 and values the appraised land at $6,900,000, equivalent to $3.81 per Unit, at December 31, 2005. See Section 7 for a more detailed description of this appraisal.

Summary Financial Information. The selected financial data set forth in the tables below has been derived from the Partnership's Annual Reports on Form 10-K for the five years ended December 31, 2005 and the Quarterly Report on Form 10-Q for the period ended June 30, 2006. The selected financial data is qualified in its entirety by, and should be read in conjunction with, the more detailed information set forth in such reports.

REEVES TELECOM LIMITED PARTNERSHIP
SUMMARY INCOME STATEMENTS
(Amounts in 000’s Except per Unit)

								Six Months Ended
	Year Ended December 31,							June 30,
	2001	2002	2003	2004		2005		2005		2006

Revenues:
Property sales	$441	$316	$483	$1,174		$2,488		$983		$862
Sale of Golf Club	--	--	1,018	--		--		--		--
Interest income	8	5	4	21		75		21		70
Other income	9	--	--	--		4		2		6
Total revenues	458	321	1,505	1,195		2,567		1,006		938

Operating costs and expenses:
Direct costs of property sold	32	9	462	41		163		25		10
Selling, general and administrative expenses	376	312	443	484		675		255		348
Depreciation	3	2	1	2		3		5		2
Interest	10	10	5	--		--		--		--
Total operating costs and expenses	421	333	911	527		841		285		360

Operating income (loss)	37	(12)	594	668		1,726		721		578
Rental income (loss), net	2	4	1	1		(6)		--		--

Income (loss) from continuing operations	39	(8)	595	669		1,720		721		578
Loss from discontinued operations	(67)	--	--	--		--		--		--

Net income (loss)	$(28)	$(8)	$595	$669		$1,720		$721		$578

Income (loss) per partnership unit [a]:
Income (loss) from continuing Operations	$0.02	$--	$0.33	$0.37		$0.95		$0.40		$0.32
Loss from discontinued operations	(0.04)	--	--	--		--		--		--
Net income (loss)	$(0.02)	$--	$0.33	$0.37		$0.95		$0.40		$0.32

Distributions per partnership unit [a]	$--	$--	$--	$--		$--		$--		$--

Ratio of earnings to fixed charges	4.90	1.80	120.00	N/A [b	]	N/A [b	]	N/A [b	]	N/A [b	]

[a]	The number of partnership units used in the calculation assumes that all unexchanged Shares are exchanged for units on a 1-for-1 basis.
[b]	The Partnership had no fixed charges for the period.

The following discussion concerning the sale of residential land is contained within Part I, Item 1, “Business - Description of Business,” of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2005:

Management believes that the Partnership’s sales performance in 2004 and 2005 was the result of convergent factors which are unlikely to be replicated in 2006. While the local real estate market remained strong early into 2006, Management believes that demand for buildable lots and market prices for such lots in Boiling Spring Lakes will likely abate in the second or third quarter of 2006 as interest rates continue to increase gradually, and that, as a result, the number of individual lots sold and revenues from the sale of such lots in 2006 will likely fall short of 2005’s levels.

Effect of the Offer on the Partnership; Pro Forma Financial Statements. The Partnership is not offering to purchase Units or Shares in the Offer. The Partnership will bear certain costs relating to its obligation as an SEC reporting entity to respond to the Offer but such costs are not likely to be material. See Section 14. As a result, the Offer will have no material effect on the financial statements of the Partnership. Under such circumstances, pro forma financial statements for the Partnership are not required for an understanding of the effect of the Offer on the Partnership.

REEVES TELECOM LIMITED PARTNERSHIP
SUMMARY BALANCE SHEETS
(Amounts in 000’s Except per Unit)

	At December 31,					At June 30,
	2001	2002	2003	2004	2005	2006
ASSETS
Cash and cash equivalents	$297	$302	$823	$1,210	$1,527	$1,807
Treasury securities	--	--	--	295	1,980	1,982
Other assets	15	19	1	--	5	4
Properties for sale and sales property and equipment, net	847	921	489	521	402	464
Note receivable	--	--	146	142	138	136
Total Assets	$1,159	$1,242	$1,459	$2,168	$4,052	$4,393

LIABILITIES AND PARTNERS' CAPITAL
Accounts payable and accrued expenses	$93	$84	$115	$155	$216	$60
Accrued expenses - affiliates	30	55	34	34	136	55
Deposit on contract	201	280	--	--	--	--
Long-term debt	113	108	--	--	--	--
Total Liabilities	437	527	149	189	352	115

Partners' capital	722	715	1,310	1,979	3,700	4,278
Total Liabilities and Partners' Capital	$1,159	$1,242	$1,459	$2,168	$4,052	$4,393

Book value per Unit [a]	$0.40	$0.39	$0.72	$1.09	$2.04	$2.36

[a]	The number of partnership units used in the calculation assumes that all unexchanged Shares are exchanged for units on a 1-for-1 basis.

Where You Can Find More Information. The Partnership is subject to the information requirements of the Exchange Act, and, in accordance therewith, files annual, quarterly and special reports and other information relating to its business, financial condition and other matters with the SEC. The Partnership is required to disclose in these periodic reports certain information, as of particular dates, concerning the Partnership directors and executive officers, their compensation, stock options granted to them, the principal holders of the securities of the Partnership and any material interest of such persons in transactions with the Partnership. Pursuant to Rule 14d-3 under the Exchange Act, the Offerors have filed with the SEC a combination Tender Offer Statement and Rule 13e-3 Transaction Statement on Schedule TO which includes additional information with respect to the Offer.

The rules of the SEC allow us to “incorporate by reference” information into this document, which means that the Offerors can disclose information to you by referring you to another document separately filed with or furnished to the SEC. These documents contain important information about the Partnership and are as follows:

SEC Filings (File No. 110-9305)	Period Covered or Date Filed/Furnished

Annual Report on Form 10-K	Year ended December 31, 2005
Quarterly Report on Form 10-Q	Quarter ended June 30, 2006
Current Report on Form 8-K	January 9, 2006; May 26, 2006; June 12, 2006; June 15, 2006;
June 26, 2006.

This material and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained by mail, upon payment of the SEC’s prescribed charges, by writing to the Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains periodic reports and information statements and other information regarding registrants such as the Partnership that file electronically with the SEC.

SECTION 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFERORS; PAST CONTACTS, TRANSACTIONS AND AGREEMENTS WITH THE PARTNERSHIP.

RTAC’s principal executive office is located at, and Mr. Grace’s business address is, 55 Brookville Road, Glen Head, NY 11545, telephone: (516) 686-2211.

The officers of RTAC are as follows:

John S. Grace. Mr. Grace is the sole shareholder and president of RTAC. For more than the last five years, he has been a private investor and President of Sheffield Investments, Inc., a company principally engaged in investments.
Peter Metz, CPA. Mr. Metz is Secretary of RTAC. For more than the last five years, he has served as Senior Vice President and Chief Financial Officer for several Grace family concerns, for which he is responsible for overall monitoring of the financial, legal, and tax affairs.

Both Mr. Grace and Mr. Metz are citizens of the United States. Neither Mr. Grace nor Mr. Metz has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has either person been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

None of the Offers or their affiliates had any transaction in Units and Shares of the Partnership in the past 60 days.

As of June 30, 2006, the Offerors and their affiliates beneficially owned 47,260 Units and Shares of the Partnership, representing approximately 2.6% of the outstanding Units and Shares on such date, as follows:

Unit Holder	Units and Shares Owned	% of Total Units and Shares Outstanding*
John S. Grace	22,160	1.2%
Grace Property Management, Inc.	25,100	1.4%
Total	47,260	2.6%

*	Based upon 1,744,533 Units issued and outstanding and 67,029 Shares which have not been exchanged for Units.

Contacts, Transactions and Agreements. The President and sole shareholder of RTAC is John S. Grace. The general partner of the Partnership is Grace Property Management, Inc., all of the shares of which are held in trust for the benefit of Mr. Grace. Therefore, the Offerors are affiliates of the Partnership and its general partner.

The Partnership’s general partner, and thereby an affiliate of the Offerors, charges the Partnership general partner fees. An affiliate of the general partner, and thereby an affiliate of the Offerors, charges the Partnership for office space used by officers of the general partner. Officers of the general partner charge the Partnership for their out-of-pocket expenses incurred when traveling on Partnership business. The amounts charged the Partnership during the years ended December 31, 2004 and 2005, and the three months ended March 31, 2006, are set forth in the table below.

	Year Ended December 31,		6 Months Ended June 30,
	2004	2005	2006
General partner’s fee	$80,000	$150,000	$80,000
Rent for office space	15,000	18,000	9,500
Reimbursement for travel expenses	2,752	-0-	-0-
Total charges	$97,752	$168,000	$89,500

An affiliate of the Partnership’s general partner, and thereby an affiliate of the Offerors, is paid consulting fees in connection with the sale by the Partnership in 2001 of the assets of the golf course and country club. Such consulting fees are equal to 2½% of the gross purchase price paid in cash at the March 2001 closing and thereafter 2½% of the principal payments received by the Partnership on the promissory note issued as part of the consideration for the sale. All of such consulting fees have been fully accrued on the Partnership’s financial statements and are paid as and when principal on the promissory note is received by the Partnership. Assuming that all future payments of principal are received in a timely manner, the Partnership will pay additional consulting fees to such affiliate of the general partner of $113 in 2006, $124 in 2007, and $3,221 in 2008. Given the relatively minor amounts of each monthly payment prior to maturity, the Partnership will pay consulting fees to the affiliate of the general partner semi-annually in arrears. Interest for late payments in respect of such quarterly payments of consulting fees has been waived.

Except for the preceding items, there were no transactions between the Partnership’s general partner or its affiliates (including management of the general partner and their immediate families) and the Partnership for the time periods specified. There were no other related party transactions and there existed no indebtedness to the Partnership from its general partner or its affiliates (including management of the general partner and their immediate families).

Federal Tax Consequences and Effect of the Offer on the Offerors. RTAC is an “S Corporation” wholly owned by John S. Grace. As such, all items of income and expense, including, among others, RTAC’s pro rata share of the Partnership’s taxable income and expenses (based upon the number of Units owned by RTAC at the completion of the Offer and the total number of Units and Shares outstanding), flow through to Mr. Grace and are taxed at his applicable federal tax rates. In recent years, the Partnership has generated taxable income for its partners but has made no distributions to cover any portion of the tax liability associated with such income. If such were to be the case after the completion of the Offer, then Mr. Grace would, in the absence of offsetting losses from other sources, incur a federal income tax liability with respect to RTAC’s pro rata share of the Partnership’s net taxable income but would have to pay such tax liability from other sources.

Prior to the completion of the Offer, RTAC will own no Units or Shares. Mr. Grace owns directly and indirectly 47,260 Units, or 2.6% of all Units if all Shares were exchanged for Units. Mr. Grace owns all the shares of RTAC and for the purposes of the following disclosure, all Units and Shares acquired by RTAC are combined with the Units owned by Mr. Grace. RTAC’s and Mr. Grace’s percentage interest in the Partnership’s net income and net book value will increase should RTAC purchase Units and/or Shares in the Offer. In the event that RTAC acquires all Units and Shares not held by Mr. Grace directly or indirectly, RTAC and Mr. Grace together will own 100% of all Units and Shares and together will have a 100% interest in the Partnership’s net income and net book value. In that event, RTAC’s and Mr. Grace’s combined interest in the net income of the Partnership for the year ended December 31, 2005 and the six months ended June 30, 2006 will increase from $44,733 to $1,720,490 and from $15,038 to $578,384, respectively. Further, in that event RTAC’s and Mr. Grace’s combined interest in the net book value of the Partnership at December 31, 2005 and June 30, 2006 will increase from $96,192 to $3,699,686 and from $111,230 to $4,278,071, respectively. At the close of business on August 21, 2006, a total of 175,227 Units and 899 Shares have been tendered and not withdrawn. If no more Units or Shares are tendered or withdrawn prior to the expiration of the Offer and RTAC purchases all of such Units and Shares, RTAC and Mr. Grace together will thereby have an approximate 12.3% interest in the Partnership’s net income and net book value.

SECTION 11. LEGAL MATTERS; REGULATORY APPROVALS.

The Offerors are not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Units and Shares by RTAC as contemplated by this Offer. Should any approval or other action be required, the Offerors presently contemplate that they will seek that approval or other action. The Offerors are unable to predict whether they will be required to delay the acceptance for payment of or payment for Units and Shares tendered under this Offer pending the outcome of any such matter. The obligations of RTAC under this Offer to accept for payment and pay for Units and Shares is subject to conditions. See Section 6.

SECTION 12. U.S. FEDERAL INCOME TAX CONSEQUENCES.

General. The following summary describes the material United States federal income tax consequences of this Offer to holders whose Units and/or Shares are properly tendered and accepted for payment in this Offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only Units and Shares that are held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances or to certain types of holders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, S corporations, expatriates of the United States, persons who are subject to alternative minimum tax, persons that have a “functional currency” other than the United States dollar, persons who hold Units and/or Shares as a position in a “straddle” or as a part of a “hedging,” “conversion” or “constructive sale” transaction for United States federal income tax purposes. This summary also does not address the state, local or foreign tax consequences of participating in this Offer or any United States tax other than federal income tax. You should consult your tax advisor as to the particular tax consequences to you of participation in this Offer.

In addition, except as otherwise specifically noted, this summary applies only to holders of Units and Shares that are “United States holders.” For purposes of this discussion, a “United States holder” means a holder of Units and Shares that for United States federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•
a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.

If a holder is a partnership (including any entity treated as a partnership for United States federal income tax purposes), the tax treatment of a partner in the partnership will generally depend upon the status of the partners and the activities of the partnership. A holder that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of participating in the Offer.

  HOLDERS OF UNITS AND/OR SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE OFFER.

The following discussion is based on the assumption that the Partnership is treated as a partnership for federal income tax purposes and is not a “publicly traded partnership” as defined in the Code. If the Partnership is classified as a “publicly traded partnership,” it is generally taxed as a corporation for United States federal income tax purposes. A partnership is considered a “publicly traded partnership” under the Code if its partnership interests are traded on an established securities market or readily tradable on a secondary market or the substantial equivalent thereof. The Units and Shares are not considered publicly traded at this time under the definition described above.

Characterization of the Purchase. A holder of Units and/or Shares subject to taxation under United States federal income tax law will recognize gain or loss on the sale of Units and/or Shares to the Offeror measured by the difference between (i) the amount realized by the holder on transfer of the Units and/or Shares and (ii) the holder’s adjusted basis in such Units and/or Shares. The amount realized by the holder will include the holder’s reduction in his share of Partnership liabilities as determined under Section 752 of the Code, and the Treasury regulations thereunder. A holder’s adjusted basis of his Units and/or Shares will depend on his particular circumstances.

A holder may recognize capital gain or loss on the sale of his Units and/or Shares. This gain or loss will be long-term capital gain or loss if the holder’s holding period for the Units and/or Shares that were sold exceeds one year as of the date of purchase by the Offeror under this Offer. Specific limitations apply to the deductibility of capital losses by United States holders. Gain or loss must be determined separately for each block of Units or Shares (Units or Shares acquired at the same cost in a single transaction) that is purchased by the Offeror from a United States holder under this Offer.

If any portion of the amount realized by a holder is attributable to the holder’s share of the Partnership’s assets described under Section 751 of the Code, the portion of the gain or loss attributable to such assets under Section 751of the Code, will be treated as ordinary gain or loss.

A holder of Units and/or Shares will be allocated the holder’s pro rata share of the Partnership’s annual income and loss for the year of sale with respect to the Units and/or Shares sold for the period through the date of sale. Such allocations and any Partnership distributions to a holder through the date of the sale of the holder’s Units and/or Shares would affect a holder’s adjusted basis in his Units and/or Shares, and the amount of any gain or loss recognized by the holder on the sale of the Units and/or Shares.

Under Section 708 of the Code, if 50% or more of the total interest in partnership capital and profits are sold or exchanged within a twelve month period, the partnership is terminated for United Stated federal income tax purposes. As a result of this Offer, it is possible that the Partnership could terminate for United States federal income tax purposes. In such event, the Partnership’s general partner would seek to immediately reconstitute the Partnership. A tax termination will result in the closing of the taxable year to all holders. If a corporate or other non-individual holder of Units and/or Shares has a non-calendar year tax year, such holder may recognize more than one year of Partnership tax items on one tax return.

Each holder of Units and/or Shares should consult with his tax advisor as to the holder’s adjusted basis in the holder’s Units and/or Shares and the resulting tax consequences of a sale of his Units and/or Shares.

Foreign Holders. If a foreign holder (i.e., a holder other than a United States holder) is treated as having sold its Units and/or Shares to the Offeror, it will be subject to United States federal income tax on any gain realized on the purchase of Units and/or Shares by the Partnership in the Offer if (i) the gain is effectively connected with the conduct by such foreign holder of a trade or business in the United States; or (ii) the foreign holder is an individual and is present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met; or (iii) the Partnership is or has been a U.S. real property holding corporation (a “USRPHC”) for United States federal income tax purposes. If a foreign holder is subject to U.S. income tax under the foregoing circumstances, it will also be subject to withholding (in addition to any backup withholding to which it may be subject).

Holders Who Do Not Accept this Offer. Holders whose Units and/or Shares are not purchased by RTAC under this Offer should not incur any United States federal income tax liability as a result of the completion of this Offer.

Backup Withholding. See Section 3 with respect to the application of United States federal backup withholding tax.

SECTION 13. EXTENSION OF THE OFFER; TERMINATION; AMENDMENT; SUBSEQUENT OFFERING PERIOD.

The Offerors expressly reserve the right, in their sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Offerors to have occurred, to extend the period of time during which this Offer is open and thereby delay acceptance for payment of, and payment for, any Units and Shares by giving oral or written notice of the extension to the Partnership and making a public announcement of the extension. The Offerors also expressly reserve the right, in their sole discretion, to terminate this Offer and not accept for payment or pay for any Units and Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Units and Shares upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of termination or postponement to the Partnership and making a public announcement of termination or postponement. RTAC’s reservation of the right to delay payment for Units and Shares that it has accepted for payment is limited by Rule 14e-1(c) promulgated under the Exchange Act, which requires that RTAC must pay the consideration offered or return the Units and Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Offerors further reserve the right, in their sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be reasonably deemed by the Offerors to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this Offer to holders of Units and Shares or by decreasing the number of Units and Shares being sought in this Offer.

Amendments to this Offer may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made with respect to this Offer will be disseminated promptly to holders of Units and/or Shares in a manner reasonably designed to inform holders of the change. Without limiting the manner in which the Offerors may choose to make a public announcement, except as required by applicable law, the Offerors shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release.

If the Offerors increase or decrease the price to be paid for Units and Shares or decrease the number of Units and Shares being sought in this Offer, this Offer will be remain open for at least ten business days from the date that the notice of such increase or decrease is first published or sent or given to Unit holders in the manner specified above.

The Offerors may, immediately subsequent to the expiration of the Offer, including any extensions, commence a subsequent offering period of three to 20 business days. If the Offerors determine to commence a subsequent offering period, they will announce the results of the Offer, including the approximate number and percentage of Units and Shares deposited to date, no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the expiration date. All Units and Shares validly tendered and not withdrawn prior to the expiration date of the Offer will be immediately accepted and RTAC will promptly pay for all such Units and Shares. During the subsequent offering period, RTAC will immediately accept all Units and Shares validly tendered and promptly pay the Purchase Price; there will be no withdrawal rights during the subsequent offering period. However, there can be no assurance that the Offerors will commence a subsequent offering period.

SECTION 14. FEES AND EXPENSES.

No person will be directly or indirectly employed, retained, or compensated to make solicitations or recommendations in connection with this Offer. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Offerors for purposes of this Offer. RTAC will pay or cause to be paid all stock transfer taxes, if any, on the purchase of Units and Shares, except as otherwise provided in this document and the Instructions in the Letter of Transmittal.

The Offerors estimate that their total fees and expenses relating to the Offer to be as follows:

Cost of preparing and filing documents with the SEC on EDGAR and of disseminating press releases relating to the Offer	$5,000
Cost of printing and distributing the Offer to Purchase, the Amended Offer to Purchase, and related documents	40,000
Legal fees and expenses	25,000
Miscellaneous expenses	5,000
Total estimated costs and expenses	$75,000

The Offerors and the Partnership’s general partner estimate that the Partnership will bear no costs or expenses relating to this Offer except as follows:

Legal (primarily relating to the review of press releases and SEC filings by the Partnership in response to this Offer)	$4,000
Cost of preparing and filing documents with the SEC on EDGAR and of disseminating press releases relating to the Offer	3,000
Total estimated costs and expenses	$7,000

SECTION 15. MISCELLANEOUS.

The Offerors are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If the Offerors become aware of any jurisdiction where the making of this Offer or the acceptance of Units and Shares pursuant thereto is not in compliance with applicable law, the Offerors will make a good faith effort to comply with the applicable law. If, after such good faith effort, the Offerors cannot comply with the applicable law, this Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Units and Shares in that jurisdiction.

Pursuant to Rule 14d-3 under the Exchange Act, the Offerors have filed with the SEC a combination Tender Offer Statement and Rule 13e-3 Transaction Statement on Schedule TO and amendments thereto which contain additional information with respect to this Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning the Partnership.

The Offerors have not authorized any person to make any recommendation on behalf of the Offerors as to whether holders should tender or refrain from tendering Units and/or Shares in this Offer. The Offerors have not authorized any person to give any information or to make any representation in connection with this Offer other than those contained in this Amended Offer to Purchase or in the Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by the Offerors.

The Letter of Transmittal, certificates representing Units or Shares, and any other required documents should be sent or delivered by each holder to the Depositary at the address set forth below:

By Mail: Mellon Investor Services LLC Attn: Reorganization Department P.O. Box 3448 South Hackensack, NJ 07606	By Overnight Courier: Mellon Investor Services LLC Attn: Reorganization Department 480 Washington Boulevard Mail Drop - Reorg Jersey City, NJ 07310	By Hand: Mellon Investor Services LLC Attn: Reorganization Department 120 Broadway, 13th Floor New York, NY 10271

August 25, 2006